UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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TELOS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 13, 2020
 NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Telos Corporation, a Maryland corporation (the “Company”), will be held in person in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia, 20147-2358, on Wednesday, May 13, 2020 at 10:00 a.m. EDT.  In order to make participation in the Annual Meeting as convenient and safe as possible for all of the Company’s stockholders and as part of its precautions regarding the coronavirus (COVID-19), stockholders will also have the opportunity to listen and submit questions (but not vote) during the Annual Meeting via live webcast.  Access information to the live webcast will be provided upon the request of any stockholder by emailing investorrelations@telos.com no later than May 6, 2020, or will be provided separately upon request as described below.  Participation via the live webcast will not include the ability to cast votes, but only to listen and submit questions. The Company may require that stockholders provide reasonable proof of identification prior to sending them access information for the live webcast.
If stockholder attendance is not permitted by local, state or federal officials or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance of the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting.  If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the SEC no later than May 6, 2020.
The Annual Meeting is being held for the following purposes:
1.
ELECTION OF CLASS A/B DIRECTORS: To elect seven Class A/B Directors to the Board of Directors to serve until the 2021 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm;
3.	ADVISORY VOTE ON EXECUTIVE COMPENSATION: To approve, on an advisory basis, the compensation of the Company’s named executive officers or “say-on-pay”; and
4.	OTHER BUSINESS: To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.
 The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.
The Board of Directors has fixed the close of business on March 27, 2020 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.
 Holders of record of the Company’s  Class A and Class B Common Stock who plan to attend the Annual Meeting in person or to participate electronically via the live webcast should mark the appropriate box on their proxy card as to whether they will be attending in person or whether they will want to participate electronically via the live webcast, and  deliver such proxy card to the Company no later than May 6, 2020.  Such prior delivery to the Company of the proxy card is not required for registered holders of the Common Stock to attend the Annual Meeting in person.  Beneficial owners of the Company’s  Class A and Class B Common Stock that is held by a bank, broker or other nominee will be required to provide adequate proof of ownership.  Holders of the 12% Cumulative Exchangeable Redeemable Preferred Stock will not receive proxy cards because they are not eligible to vote on any matters at this Annual Meeting.  However, those stockholders are still welcome to attend the Annual Meeting in person or to request information from the Company in order to participate electronically via the live webcast by submitting the request by email directed to investorrelations@telos.com no later than May 6, 2020.  Due to the security requirements of the Company’s headquarters, all stockholders attending the meeting in person will be required to provide personal identification for admission to the Annual Meeting, and the Company reserves the right to ask stockholders to leave if they are reporting or exhibiting symptoms of COVID-19.

By order of the Board of Directors.

Helen M. Oh, Secretary

Ashburn, Virginia
April 20, 2020

TELOS CORPORATION
19886 Ashburn Road, Ashburn, Virginia 20147-2358

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2020

This Proxy Statement is furnished by Telos Corporation, a Maryland corporation (“Telos” or the “Company”), to the holders of the Company’s Class A and Class B Common Stock (collectively, the “Common Stock”) and 12% Cumulative Exchangeable Redeemable Preferred Stock (“Public Preferred Stock”) in connection with the Annual Meeting of Stockholders (“Annual Meeting”) of the Company to be held in person in the Meeting Room at the Company’s headquarters located at 19886 Ashburn Road, Ashburn, Virginia 20147-2358 on May 13, 2020, 10:00 a.m. EDT, or any adjournment or postponement of it, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (“Annual Meeting Notice”).  In order to make participation in the Annual Meeting as convenient and safe as possible for all of the Company’s stockholders and as part of its precautions regarding the coronavirus (COVID-19), stockholders will also have the opportunity to listen and submit questions (but not vote) during the Annual Meeting via live webcast. Access information to the live webcast will be provided upon request of any stockholder by emailing investorrelations@telos.com no later than May 6, 2020, or will be provided separately upon request as described below.  Participation via the live webcast will not include the ability to cast votes but only listen and ask questions. The Company may require that stockholders provide reasonable proof of identification prior to sending them access information for the live webcast.

If stockholder attendance is not permitted by local, state or federal authorities or the Company determines that it otherwise is not in the best interest of its employees, stockholders and community to permit in-person attendance of the Annual Meeting, the Company may have to reconsider the date, time, location and/or means of convening the Annual Meeting.  If the Company takes these steps, it will announce the changes in advance and updated information will be provided on the Company’s website and via filing materials with the Securities and Exchange Commission no later than May 6, 2020.

The Company expects to begin mailing the Annual Meeting Notice, this Proxy Statement, and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Form 10-K”) to all stockholders of record on or about April 20, 2020.  On the same date, the proxy card will be mailed to all holders of record of the Company’s Common Stock. The Company’s Board of Directors is soliciting proxies from holders of Common Stock for the election of the Class A/B Directors, the ratification of the Company’s independent registered public accounting firm, and the approval of the compensation of the Company’s named executive officers or “say-on-pay”.  The Company’s Board of Directors is NOT soliciting proxies from holders of Public Preferred Stock for the election of the Class D Directors.

The entire cost of soliciting these proxies will be borne by the Company.  As needed, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and reimbursement will be provided for any reasonable expenses incurred in so doing.  If necessary, the Company may also request its employees to solicit proxies from the stockholders personally or by telephone.  The Company may retain a proxy solicitor to assist in the solicitation of proxies, for which the Company would pay usual and customary fees.

    This Proxy Statement, the Annual Meeting Notice and the 2019 Form 10-K are being mailed to holders of the Common Stock and the Public Preferred Stock on or about April 20, 2020, together with a proxy card (the latter of which is being mailed to holders of Common Stock only).  That mailing will also contain information about how to request access to participate in the meeting electronically via the live webcast. That access information may also be requested by emailing investorrelations@telos.com no later than May 6, 2020.

Important notice regarding the availability of proxy materials for the Telos Corporation Annual Meeting of Stockholders to be held on May 13, 2020: The Annual Meeting Notice, this Proxy Statement and the 2019 Form 10-K are available at https://materials.proxyvote.com/87969B.

Voting Procedures

Record Date.  The record date for determining the stockholders entitled to vote at the Annual Meeting is March 27, 2020 (“Record Date”).  As of March 27, 2020, there were 45,098,460 shares of Class A Common Stock and 4,037,628 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

Votes.  Each holder of Common Stock is entitled to one vote per share of Common Stock held in the election of Class A/B Directors, the ratification of the Company’s independent registered public accounting firm, the advisory vote on executive compensation or “say on pay”, and any other issue to be decided at the Annual Meeting.

    Quorum and Vote Required.  A quorum consists of stockholders representing, either in person or by proxy, a majority of the votes by holders of Common Stock entitled to be cast at the Annual Meeting.  Banks, brokers, and other nominees do not have the authority to vote your uninstructed shares in the election of directors in the election of directors.  If a beneficial owner of the Common Stock does not instruct its bank, broker, or other nominee how to vote its shares, no votes will be cast on that beneficial owner’s behalf.  These broker non-votes are counted for purposes of determining whether a quorum is present and will have no effect on the result of the vote on the issues on the ballot.

Directors are elected by a plurality of the votes cast by the holders of the applicable class of stock if a quorum is present.  The affirmative vote of a majority of votes cast by the holders of Common Stock at the Annual Meeting if a quorum is present is required to ratify the appointment of the independent registered public accounting firm and to approve the compensation of the Company’s named executive officers or “say-on-pay”.

Voting Methods.  Holders of the Common Stock may vote by (i) signing, dating and mailing the enclosed proxy card in the return envelope provided, or (ii) attending the Annual Meeting in person, and voting their shares in person.  If shares of the Common Stock are held in the name of a bank, broker or other nominee, the beneficial owner of those shares must provide the bank, broker, or other nominee with instructions on how to vote those shares by following the voting instructions provided by the bank, broker, or other nominee.  A beneficial holder may not vote any shares held in the name of a bank, broker, or other nominee unless the beneficial holder obtains a “legal proxy” from the bank, broker, or other nominee.

If any nominations for Class D Director had been received, holders of the Public Preferred Stock would have been eligible to vote at the Annual Meeting on the election of such Class D Directors and on no other matter before the Annual Meeting; however, no nominations for Class D Directors were received by the Company and, as a result, the holders of Public Preferred Stock are not eligible to vote on any issues before the Annual Meeting.  Nevertheless, holders of Public Preferred Stock are still welcome to attend the Annual Meeting either in person or via the live webcast.

    Meeting Attendance and Participation.  Registered holders of the Common Stock who plan to attend the meeting in person or to participate electronically via live webcast should mark the appropriate attendance or participation box on their proxy card, and deliver the proxy card to the Company no later than May 6, 2020.  Such prior delivery to the Company of the proxy card is not required for registered holders of the Common Stock to attend the Annual Meeting in person.  Beneficial owners of the Common Stock and the Public Preferred Stock that are held by a bank, broker or other nominee must provide adequate proof of ownership.  Holders of Public Preferred Stock will not receive proxy cards because they are not eligible to vote on any matters at this Annual Meeting.  However, those stockholders are still welcome to attend the Annual Meeting in person or to request information from the Company in order to participate electronically via the live webcast by emailing investorrelations@telos.com no later than May 6, 2020.  In addition, due to security requirements at the Company’s headquarters, personal identification will be required for admission to the Annual Meeting, and the Company reserves the right to ask stockholders to leave if they are reporting or exhibiting symptoms of COVID-19.

Revocation of Proxies.  A registered holder of the Common Stock who has provided a proxy to the Company may revoke the proxy at any time before the underlying shares are voted at the Annual Meeting by:
(1)	Executing a proxy dated later than the most recent proxy given and mailing it to:
Corporate Secretary
Telos Corporation
19886 Ashburn Road
Ashburn, VA 20147
(2)	Appearing in person and voting using a ballot at the Annual Meeting; or
(3)	Filing an instrument of revocation with the Inspector of Elections at the Annual Meeting.
If shares of the Common Stock are held in the name of a bank, broker, or other nominee, the beneficial owner of those shares must contact the bank, broker, or other nominee in order to change a vote.  The Inspector of Elections will record each vote according to the latest instructions received from the respective stockholder.

Election of Directors

The Company’s Board of Directors is currently comprised of nine members.  Seven of the nine directors were elected by the holders of the Common Stock and are designated “Class A/B Directors”.  The other two directors are designated as “Class D Directors”.

    Class A/B Director Nominees.  The Company’s Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated the following individuals for election as Class A/B Directors by the holders of the Common Stock:  John B. Wood, Bernard C. Bailey, David Borland, Lt. Gen. (ret) Bruce R. Harris, Lt. Gen. (ret) Charles S. Mahan, Jr., Maj. Gen. (ret) John W. Maluda and Robert J. Marino.

Biographical Information Concerning Class A/B Director Nominees.  Information concerning the nominees for election as Class A/B Directors appears below.

Name	Age	Biographical Information
John B. Wood	56
President, Chief Executive Officer, Chairman of the Board of the Company.  Mr. Wood joined the Company in 1992 as Executive Vice President and Chief Operating Officer (“COO”) and in 1994 was named President and Chief Executive Officer (“CEO”) until March 2000, when he was appointed to the newly created position of Executive Chairman of the Board. In 2002, he became Chairman of the Board subsequent to a restructuring of the Board of Directors. In January 2003, Mr. Wood resumed the positions of President and CEO.  Mr. Wood also holds the position of Chairman of the Board for Telos Identity Management Solutions, LLC (“Telos ID”) at the request of the Company.  Prior to joining the Company, Mr. Wood worked on Wall Street for Dean Witter Reynolds, UBS Securities, and his own boutique investment bank.  Mr. Wood graduated from Georgetown University where he earned a Bachelor of Science in Business Administration in finance and computer science. Mr. Wood also serves on several advisory boards and one foundation board. Mr. Wood is the brother of Mr. Emmett J. Wood, the Executive Vice President, Marketing & Strategy, of the Company.

As the Chief Executive Officer of the Company, Mr. Wood provides the Board with not only the knowledge of the daily workings of the Company, but also with the essential experience and expertise that can be provided only by a person who is intimately involved in running the Company. Mr. Wood’s broad knowledge and experience with the Company, its stockholders, partners, customers, and vendors resulting from his long tenure with the Company are invaluable to the Board.

Bernard C. Bailey	66
President, Paraquis Solutions, LLC, a strategy and corporate governance consulting firm.  Since 2012, Dr. Bailey has served as Chairman of the Board of Authentix, Inc., a private authentication company.  From October 2012 to May 2018, he also served as President and CEO of Authentix.  From September 2018 to December 2019, Dr. Bailey served as President, Committee for Economic Development (CED) of The Conference Board.

Dr. Bailey’s career spans over three decades of management experience in the high technology and security industries.  Prior to Authentix Dr. Bailey ran his own consulting company, Paraquis Solutions, LLC.  From August 2002 to September 2006 he served as President and CEO of Viisage Technology, Inc. (NASDAQ:VISG), a leading provider of advanced technology identity solutions.  Under his four years of leadership, Viisage’s market capitalization grew from $60 million to over $1 billion. During that period, the company executed nine acquisitions, eventually culminating in the formation of L1 Identity Solutions, a NYSE listed company (NYSE:ID).  Prior to Viisage, from January 2001 to August 2002, Dr. Bailey served in various executive roles, including COO at Art Technology Group, a leading provider of e-commerce software.  From 1984 to 2001, Dr. Bailey held a variety of finance, sales, marketing, and operations positions at IBM, where he also served in executive roles involved in the growth and development of IBM Global Services’ systems integration and consulting business lines. Dr. Bailey has been a member of the Company’s Board of Directors since October 2006.  Dr. Bailey also serves on the board of Telos ID at the request of Telos.  In addition to these responsibilities, Dr. Bailey serves as an Advisory Board Member for Egis Capital Partners, a private equity investment fund focused on the security industry; as a director for Mission Critical Partners (MCP), a private company providing solutions across the entire emergency communications ecosystem; on the Board of Advisors for the U.S. Naval Academy Athletic and Scholarship Foundation; as Chairman of the Board of Trustees for Trout Unlimited; and is an adjunct faculty member in the Weatherhead School of Management at Case Western Reserve University.

Dr. Bailey has significant experience in finance matters and within the Company’s industry.  He has served as a financial expert witness in Delaware’s Court of Chancery and holds a PhD in Management, having completed his dissertation on corporate governance.  He has written and spoken extensively on corporate governance issues.  He has also served on a number of boards of public companies.  Dr. Bailey’s executive and board experience make him a valuable resource for the Board and the Company.

David Borland	72
President, Borland Group, an information technology consulting company, since January 2004. Mr. Borland was elected to the Board of Directors in March 2004 after retiring as Deputy Chief Information Officer (“CIO”) of the U.S. Army with more than 30 years of experience in the U.S. Government.  Mr. Borland’s U.S. Army career experience also includes serving as Vice Director of Information Systems for Command, Control, Communications, and Computers; Director of the Information Systems Selection and Acquisition Agency; and numerous other positions.  From 1966 through 1970, Mr. Borland served in the U.S. Air Force. Mr. Borland received numerous awards, including the Meritorious Presidential Rank Award for Senior Executive Service Members (1996 and 2003), the Distinguished Presidential Rank Award (2000), and the U.S. Army Decoration for Exceptional Civilian Service (1998 and 2003).  Mr. Borland holds a Master’s Degree in Finance from George Washington University.

Mr. Borland’s industry experience and extensive service with the U.S. Army and the U.S. Air Force make him a valuable member of the Board of Directors.

Lieutenant General Bruce R. Harris (USA, Ret.)	85
Retired, U.S. Army Lieutenant General.  General Harris was elected to the Board in August 2006. He retired from the U.S. Army in September 1989 after more than 33 years of continuous active duty.  At the time of his retirement, General Harris was the Director of Information Systems for Command, Control, Communications and Computers in the Office of the Secretary of the Army.  In that capacity he served as the principal advisor to the Secretary and Chief of Staff of the Army on all aspects of policy, planning, resourcing and acquisition of communications, automation, information management and command and control systems in the U.S. Army. Since his retirement, General Harris has worked with many of America's leading corporations as a consultant on matters relating to the development of strategic and business plans, resource planning and budget formulation.  Until December 2013, General Harris served as a director of Hunter Defense Technologies, a privately held company focused on the development of comprehensive solutions to provide shelter, heat, power generation and chem/bio protection for a wide variety of military and homeland security applications.

General Harris has extensive experience with the U.S. Army, including the U.S. Defense Security Service, which is very valuable to the Board and the Company.

Lieutenant General Charles S. Mahan, Jr. (USA, Ret.)	73
Retired, U.S. Army Lieutenant General.  General Mahan has been a member of the Board of Directors since August 2006.  Until June 2016, he also served on the Board of Directors of MACK Defenses, a subsidiary of Volvo.  General Mahan served on the Board of Directors of Spectrum Control, Inc. (NASDAQ:SPEC)  and on the Board of Advisors at AJA, Inc., an information technology company until 2011.  From January 2007 to July 2008, General Mahan also served as Vice President and General Manager of the Law Enforcement and Security strategic business unit of DynCorp International, a company providing technology and professional services solutions to government and commercial clients worldwide.  From July 2006 to December 2006, he served first as President and Chief Operating Officer of Horne Engineering Services, LLC, an engineering services firm, and then as Chief Operating Officer of Horne International, an affiliate of Horne Engineering Services, LLC.  From July 2005 to July 2006, General Mahan was Vice President of Homeland Security and Defense for SAP Public Services, Inc. (a U.S. business unit of the German software giant, SAP AG), where he led both SAP’s Homeland Defense practice and its business development efforts supporting federal, state, and local government organizations. Immediately following his November 2003 retirement from the U.S. Army, General Mahan joined The Home Depot, Inc., a home repair materials company, serving as Senior Director of its Government Solutions Group.  He currently serves on the Board of Directors of O’Neil and Associates, a privately owned information/documentation technology management firm and on the national board of trustees for the Fisher House Foundation, which supports wounded veterans and their families during rehabilitation at U.S. Military Medical Centers.  General Mahan holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Mahan’s comprehensive experience with the U.S. Army and service with two defense contractors make General Mahan a valuable resource for the Board and management.

Major General John W. Maluda (USAF, Ret.)	66
Retired, U.S. Air Force Major General.  General Maluda was elected to the Board in October 2009. He retired from the U.S. Air Force in September 2009 after more than 34 years of continuous active duty.  At the time of his retirement, General Maluda was Director of Cyberspace Transformation and Strategy, in the Office of the Secretary of the Air Force, and Chief Information Officer. In that capacity, he shaped doctrine, strategy, and policy for communications and information activities and served as the functional advocate for 30,000 personnel. Prior to that, General Maluda was Vice Commander, 8th Air Force, Barksdale Air Force Base, Louisiana. General Maluda enlisted in the Air Force in 1973 and received his commission in 1978 as a distinguished graduate of the ROTC program at Troy State University in Alabama. His career highlights include serving at three major commands, with unified combatant commands, a defense agency, the White House and the Air Staff.  General Maluda’s staff experience included positions at Headquarters U.S. Air Force, Air Combat Command, U.S. Air Force in Europe, Air Force Special Operations Command, U.S. Space Command and the White House Communications Agency. General Maluda holds a Bachelor of Science in Electrical Engineering from Auburn University, a Master’s Degree in Systems Management from the University of Southern California, and Master’s Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization.

General Maluda’s comprehensive experience with the U.S. Air Force and broad industry insight make him a valuable member of the Board of Directors.

Robert J. Marino	83
Retired, Executive Vice President, Special Projects for the Company until February 2013.  Mr. Marino joined the Company in 1988 as Senior Vice President of Sales and Marketing. In 1990, his responsibilities were expanded to include Program Management in addition to Sales and Marketing. In January 1994, Mr. Marino was appointed President of Telos Systems Integration, and in January 1998, he was appointed Chief Sales and Marketing Officer of the Company, a position he held until June 2004 at which time he was appointed Executive Vice President for Special Projects.  Prior to joining the Company in February 1988, Mr. Marino held the position of Senior Vice President of Sales and Marketing with Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors.  Mr. Marino was elected to the Board of Directors in June 2004.

Mr. Marino served the Company for 25 years and remains a valuable advisor to the Company’s various business lines.  His extensive experience with the Company, and its employees, vendors and customers, makes him a valuable member of the Board of Directors.

The Board of Directors of Telos recommends that the Class A/B Director nominees named above be elected by the holders of the Company’s Common Stock.

Class D Director Nominees.  At any time that dividends on the Public Preferred Stock are in arrears and unpaid for three consecutive full semi-annual periods, the holders of the Public Preferred Stock are entitled to elect two members to the Company’s Board of Directors.  Accordingly, on June 18, 2007, the holders of the Public Preferred Stock elected Seth W. Hamot and Andrew R. Siegel to the Company’s Board of Directors.  On March 9, 2018, Mr. Hamot notified the Company of his resignation from the Board, effective immediately.  In accordance with the Company’s charter, Mr. Siegel appointed Mr. William H. Alderman on March 21, 2018 to fill the vacancy created by Mr. Hamot’s resignation.  Each of the terms of Messrs. Siegel and Alderman, as Class D Directors, will continue until his respective successor is elected and qualified.  No nominations for Class D Directors were received in accordance with the provisions of the Company’s charter and By-laws.

Biographical Information Concerning Class D Directors:  Information concerning the Class D Directors appears below.

Name	Age	Biographical Information
Andrew R. Siegel	51
Managing Member, White Bay Capital Management, LLC.  Mr. Siegel has been a director of the Company since June 18, 2007.  Mr. Siegel was nominated by Costa Brava, a holder of the Public Preferred Stock.  Mr. Siegel was a Senior Vice President of RRHCM from 2005 to December 2008. Prior to joining RRHCM, from July 2003 to February 2004, Mr. Siegel was a member of DebtTraders Ltd.  Previously, Mr. Siegel served on the Board of TechTeam Global, Inc. Mr. Siegel received a Bachelor’s Degree from American University and a Master’s Degree in Business Administration from the University of Maryland.

Mr. Siegel was elected pursuant to the Company’s governing documents by the holders of the Public Preferred Stock and his election is not subject to any recommendations for election by the Board.  The holders of the Public Preferred Stock have not advised the Company of the specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Siegel should serve as a director.

William H. Alderman	57
Founder and President, Alderman & Company®, founded in 2001, and its affiliate, Alderman & Company Capital, LLC, founded in 2005, a registered broker-dealer providing management consulting and investment banking services, specializing in sell-side M&A services, to the aerospace and defense industry.  Mr. Alderman has been a director of the Company since March 21, 2018.  Prior to holding his current position, Mr. Alderman held a number of senior positions in corporate development, finance, and banking, such as General Electric Company (NYSE: GE), Aviation Sales Company (NYSE: AVS), and Fieldstone Private Capital Group.  Mr. Alderman has also served on several corporate boards of publicly-held and private companies: DLH Holdings Corp. (NASDAQ: DLHC), a services supplier to the U.S. Department of Defense and the U.S. Department of Veterans Affairs, from 2007 to 2019; and of Breeze-Eastern Corporation (AMEX: BZC), a helicopter winch and aircraft linear actuation systems supplier, from 2007 to 2012.  In the past, Mr. Alderman also served on the corporate boards of the following privately-held entities: HM Bullard Company, a retail business; UFC Aerospace Corp., a provider of aerospace logistics/integrated supply chain solutions; and Cox & Co., an ESOP-owned provider of ice protection and temperature control systems to the aerospace industry.  He also held a number of non-profit board positions.  Mr. Alderman earned an MBA from the J.L. Kellogg Graduate School of Management (1989) and a Bachelor of Arts degree from Kenyon College (1984).  He also holds numerous securities industry licenses, including series 7, 24, 63 and 65.

Mr. Alderman was appointed to the Board pursuant to the Company’s governing documents by Mr. Siegel to fill the vacancy created by Mr. Hamot’s resignation and his appointment is not subject to any recommendations for election by the Board.  Mr. Siegel has not advised the Company of the specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Alderman should serve as a director.

Mr. Alderman is paid through a compensation arrangement with Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”), one of the holders of the Public Preferred Stock.  For each full 30-day period of service as a Board member, Mr. Alderman shall receive $5,000.00.  In addition, Wynnefield will reimburse Mr. Alderman for all necessary and reasonable travel and related expenses incurred in connection with Board meeting attendance or other required Board activities.

Biographical Information Concerning the Company’s Executive Officers

Set forth below is biographical information concerning the executive officers, who are appointed by the Board of Directors and serve until their successors are appointed and qualified.

Name	Age	Biographical Information
Michele Nakazawa	62
Executive Vice President, Chief Financial Officer. Ms. Nakazawa joined the Company in March 2004 as Vice President and Controller.  Ms. Nakazawa was promoted to Senior Vice President and appointed to serve as CFO in January 2005, and promoted to Executive Vice President in 2008. Ms. Nakazawa also serves as Treasurer for Telos ID at the request of the Company  Ms. Nakazawa has over 30 years’ experience in finance and accounting.  Prior to joining the Company, she held various positions, including CFO of Ubizen, Inc., a U.S. subsidiary of a publicly held Belgian company, from 1999 to 2003; Controller and Treasurer of National Security Analysts, Inc. from 1991 to 1997; and financial analyst for Federal Systems Division of IBM, Inc. from 1983 to 1990.  Ms. Nakazawa is also a former Director and Treasurer for HealthWorks for Northern Virginia, a non-profit community health center.  Ms. Nakazawa is a Certified Public Accountant and holds a Master’s of Science in Accounting from American University and a Bachelor of Arts in Chemistry from Goucher College.

Edward L. Williams	59
Executive Vice President, Chief Operating Officer. Mr. Williams joined the Company in 1993 as a Senior Vice President responsible for finance, pricing, purchasing, and Defense Contract Audit Agency compliance.  In 1994, his responsibilities were expanded to include accounting and business development.  In 1996, Mr. Williams was assigned to manage the Company’s networking business unit.  In 2000, his responsibilities were expanded to include management of the Company’s operations.  Mr. Williams was named Executive Vice President and COO in 2003 and Interim CFO from October 2003 until January 2005.  Prior to joining the Company, Mr. Williams was the CFO for Centel Federal Systems and M/A.com Information Systems, both of which are U.S. Government contractors.  Mr. Williams has a Bachelor of Science in Finance from the University of Maryland.

Jefferson V. Wright	64
Executive Vice President, General Counsel. Mr. Wright joined the Company on December 31, 2012 as Executive Vice President and General Counsel.  Prior to joining the Company, Mr. Wright was a principal at Miles & Stockbridge P.C., a leading Mid-Atlantic regional law firm with its principal office in Baltimore, Maryland, where he practiced law for approximately 31 years.  Mr. Wright was admitted to practice in the State of Maryland in 1981 and as a Virginia Corporate Counsel in the Commonwealth of Virginia in 2013.  He is a member of the Bars of various courts, including the United States District Court for the District of Maryland, the United States Court of Appeals for the Fourth Circuit, and the Supreme Court of the United States, among others, and the Maryland State Bar Association, the Virginia State Bar, the American Bar Association, and the Federal Bar Association.  Prior to joining Miles & Stockbridge in 1981, Mr. Wright clerked for J. Dudley Digges, Associate Judge on the Court of Appeals of Maryland, that State’s highest court.  Mr. Wright was educated at Georgetown University Law Center in Washington, D.C. (J.D., 1980, with Honors), Tufts University in Medford, Massachusetts (B.A., 1977, Magna Cum Laude), and Landon School in Bethesda, Maryland.

Emmett J. Wood	49
Executive Vice President, Marketing & Strategy. Mr. Wood joined the Company in 1996 and worked in various roles at the Company in both a marketing and business development capacity.  He worked on the federal sales team, commercial and partner/channel groups and served as director of commercial and channel sales. In January 2010, Mr. Wood was promoted to Vice President, Marketing and then to his current position in April 2013. He is responsible for brand management, marketing communications, sponsorships and events, media and analyst relations, government relations, employee communications and corporate community relations.  In addition to his duties related to marketing, Mr. Wood works with senior management in developing the overall corporate strategy and planning.  Previously, he also worked in the sales and marketing groups at Dow Jones, Inc. and The Wall Street Journal.  Mr. Wood is a graduate of Georgetown University, with a B.A. in political science.  Mr. Wood is the brother of Mr. John B. Wood, the President, Chief Executive Officer and Chairman of the Board of the Company.

Brendan D. Malloy	54
Senior Vice President, General Manager, Cyber Operations & Defense. Mr. Malloy joined the Company in 1996, serving initially as a senior account executive before being promoted to director of Department of Defense (“DoD”) Sales, and later to Vice President of DoD Sales.  In January 2005, he was appointed Senior Vice President of Sales. He currently leads the Cyber Operations & Defense organization, in support of opportunities in the DoD, federal agencies, and the intelligence community.  Mr. Malloy is a member of the Armed Forces Communications and Electronics Association (AFCEA) and the Association of the United States Army (AUSA).  He previously held sales positions with QMS Federal and Printer Plus.  Mr. Malloy is a 1988 graduate of Curry College.

Richard P. Tracy	59
Senior Vice President, Chief Security Officer. Mr. Tracy joined the Company in October 1986 and held a number of management positions. In February 1996, he was promoted to Vice President of the Telos information security group and in this capacity established a formidable information security consulting practice.  In February 2000, Mr. Tracy was promoted to Senior Vice President for operations and helped launch the Xacta business lines, the Company’s segment focusing on information security.  Since that time, Mr. Tracy has pioneered the development of innovative and highly scalable enterprise risk management technologies that have become industry-leading solutions within the federal government and the financial services verticals. He is the principal inventor listed on five patents for the Xacta software.  Mr. Tracy also served as Chief Technology Officer from 2005 to 2014.

Kenneth F. Fagan, Jr.	66
Vice President, Secure Communications, since March 1, 2017.  Mr. Fagan leads the Secure Communications division, which supports military messaging programs with the Defense Information Systems Agency (DISA), Joint Staff, Combatant Commands, Military Services, Homeland Defense, Intelligence Community (IC), and other Department of Defense (DoD) and IC clients.  Previously, he held the position of Senior Program Manager and Program Manager, with on-site responsibility for the Army Information Technology Agency’s organizational messaging service and application management contract at the Pentagon Telecommunication Center.  Mr. Fagan’s experience ranges from materiel management and operations research to information technology acquisition and program management.  He is intimately familiar with DoD and IC acquisition program policies and procedures and holds an Acquisition Level III Certification in Program Management from Defense Acquisition University.  Before joining Telos in February 2012, Mr. Fagan spent almost 35 years serving in increasingly responsible management positions within the DoD, including DISA, Office of the Assistant Secretary of Defense. (Production and Logistics), United States Army Communications and Electronics Command, and Tobyhanna Army Depot. Mr. Fagan earned a Bachelor’s Degree in Business Administration from Lemoyne College (1975) and a Master of Business Administration in Management (1982) from Fairleigh Dickinson University.  He is a graduate of the Leadership for a Democratic Society course at the Federal Executive Institute and a Federal Computer Week Federal 100 Award Winner.

Rinaldi Pisani	51
Senior Vice President, Sales & Alliance, since December 2014.  Mr. Pisani leads the Company’s corporate sales team and is responsible for selling Telos-branded solutions, such as Xacta, and services into federal, commercial and global markets.  He is also responsible for supporting strategic partnerships and alliances.  From December 2013 to December 2014, Mr. Pisani held the position of Senior Vice President, Strategic Business Development, where he was responsible for overseeing Telos’ corporate level business development and capture activities as well as the integration of new partners and technologies.  Mr. Pisani joined Telos in 2000 and served as senior Army account manager and team lead and director of Army and DoD sales.  He was later appointed vice president of business development for information assurance solutions and in 2010 became vice president and general manager of the information assurance solution area.  Mr. Pisani was then vice president of cyber application solutions, providing oversight and management for a broad range of cybersecurity solutions, including Xacta IA Manager and SE7EN, for customers in the DoD, federal agencies, and the intelligence community. Before joining Telos, Mr. Pisani held several positions with Westwood Computer, leaving as national government sales manager.  Mr. Pisani is a graduate of the Georgetown University School of Foreign Service, with a Bachelor of Science in International Economics.

David S. Easley	49
Vice President, Finance and Controller. Mr. Easley joined the Company in April 2005 as Director of Finance & Accounting.  In October 2005, Mr. Easley was promoted to Controller.  Mr. Easley also serves as President and Treasurer of Teloworks, Inc. at the request of the Company.  Prior to joining the Company, Mr. Easley held various positions, including Controller, for Applied Predictive Technologies, Inc., a software and consulting company, and Senior Accountant with Beers & Cutler PLLC (now part of Baker Tilly Virchow Krause LLP) in Washington, D.C.  Mr. Easley is a Certified Public Accountant and holds a Bachelor of Science in Accounting from the University of Kentucky.

Mark Griffin	59
President, General Manager, Telos Identity Management Solutions, LLC (“Telos ID”). Mr. Griffin joined the Company in 1984 as program manager. He was promoted to vice president for the Company’s traditional business division in January 2004 and to Vice President, Identity Management, effective January 2007.  In April 2007, he was appointed to head the newly formed Telos ID.  In November 2017, Mr. Griffin joined the board of the Federation for Identity and Cross-Credentialing Systems (“FiXs”) in Fairfax, Virginia, a coalition of commercial companies, government contractors, and not-for-profit entities that have established and maintained a worldwide, interoperable identity and cross-credentialing network built on security, trust, privacy, standard operating rules, policies and technical standards.  Mr. Griffin has over 30 years’ experience in government IT contracting, materials management and systems integration projects in the electronics and communications fields. He has been involved in day-to-day operations of and has had overall management responsibility for many of Telos’ most critical programs for the Army, Navy, Federal Aviation Administration, DMDC, General Services Administration and Immigration and Naturalization Services.  Mr. Griffin holds a Bachelor of Science in Engineering from Virginia Polytechnic Institute and State University.

Each of our directors and executive officers is a United States citizen.

Corporate Governance

Mr. John B. Wood is both the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  The Company’s policy as to whether the roles of the Chairman and the Chief Executive Officer should be separate is to adopt the practice that best serves the Company’s needs at any particular time.  The Board of Directors believes that combining the Chairman and Chief Executive Officer positions is currently the most effective leadership structure and is in the best interests of the Company’s stockholders because of Mr. Wood’s long tenure with the Company, including as the Chief Executive Officer, and his broad knowledge and experience with the Company’s stockholders, partners, and vendors.  The Board of Directors may decide to separate or combine the roles of Chairman and Chief Executive Officer, if appropriate, at any time in the future.  The Company has no lead independent director.

The Company currently operates under a Proxy Agreement with the U.S. Defense Counterintelligence and Security Agency (“DCSA”), formerly the Defense Security Services (“DSS”), which governs the relationship between the Company and certain of its foreign stockholders that, directly and indirectly, hold approximately 35% of the outstanding shares of Common Stock.  Pursuant to such Proxy Agreement, a Proxy Board has been established, which consists of independent Board members Harris and Mahan.  While the Proxy Agreement is still in place, the Company is in the process of adding Mr. Borland to the Proxy Board.  At the same time, due to the decreased ownership interest of the foreign stockholders, the Company is currently working with DCSA to finalize a Security Control Agreement (“SCA”) to replace the Proxy Agreement.  The SCA requires a Government Security Committee of the Board of Directors and a number of security processes and procedures to protect the Company from inappropriate foreign influence.  However, the SCA does not require a Proxy Board to vote the shares of the foreign stockholders.  The Company expects that the SCA will be finalized at some time subsequent to the Annual Meeting, and, in the event that occurs, the Board of Directors would at that time dissolve the Proxy Board.

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to our Chief Executive Officer, Chief Financial Officer, and Controller.  The Code of Ethics and Business Conduct is available on our website at www.telos.com.  In the event that the Board of Directors amends our Code of Ethics and Business Conduct or grants a waiver from the Code of Ethics and Business Conduct, the Company will provide timely notice of such amendment or waiver on its website.

Independence of Directors

The Company has adopted the director independence standards that are summarized below.  The Company’s director independence standards are based upon NASDAQ Listing Rule 5605. Pursuant to NASDAQ Listing Rule 5605(b)(1), a majority of directors of the Board will be independent.  Pursuant to NASDAQ Listing Rule 5605(a)(2), a director will not be independent if,

(A) At any time during the past three years he was employed by the Company;

(B) He accepted, or has a family member who accepted, any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a family member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

(C) He is a family member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D) He is, or has a family member who is, a partner in, or a controlling shareholder or executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the Company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs;

(E) He is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

(F) He is, or has a family member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Pursuant to the independence standards set forth above, the Board has determined that the following directors and nominees meet the Company’s independence standards and therefore are independent: Bernard C. Bailey, David Borland, Bruce R. Harris, Charles J. Mahan, Jr. and Robert J. Marino.  Based on these standards, the Board determined that the following directors are not independent: John W. Maluda and John B. Wood.  Additionally, due to conflicts of interest, both Andrew R. Siegel and William H. Alderman were determined not to be independent.

Role in Risk Oversight

As part of its general responsibility to manage the Company’s business, the Board of Directors has oversight responsibility with respect to risk management.  The Board of Directors has delegated primary responsibility for risk oversight and the monitoring of the Company’s significant areas of risk to the Audit Committee.  In accordance with its charter, the Audit Committee discusses with management the Company’s major policies with respect to risk assessment and risk management.  The Audit Committee regularly reports the results of these discussions to the Board of Directors.

Meetings of the Board of Directors and Committees of the Board of Directors

During the fiscal year ended December 31, 2019, the Board of Directors held seven meetings.  Each director attended at least 75%, in the aggregate, of all meetings of the Board and the respective committees of the Board on which they served in person or by phone.

The Company encourages all directors to attend annual meetings of stockholders, and this year, out of abundance of caution, is encouraging each director to submit his proxy card and participate via the live webcast.  Eight directors, namely Messrs. Alderman, Bailey, Borland, Harris, Mahan, Maluda, Marino, and Wood, attended the Company’s annual meeting of stockholders in person in 2019.  Mr. Siegel did not attend the Annual Meeting.

The Company has standing Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees.

Audit Committee

The Audit Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities for (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent registered public accounting firm.  In 2019, the Audit Committee consisted of directors Bailey (chairman), Mahan, and Marino.  In 2019, the Audit Committee met four times.  The Audit Committee charter is available on the Company’s website at www.telos.com.  The Board has determined that Mr. Bailey is an “audit committee financial expert” as defined by rules adopted by the SEC and is independent.

Management Development and Compensation Committee

The Management Development and Compensation Committee (the “Compensation Committee”) was established for the purpose of reviewing, determining and approving all forms of compensation to be provided to the Company’s executive officers, and any stock compensation to be provided to all employees and directors.  In 2019, the Compensation Committee consisted of directors Marino (chairman), Borland and Harris.  The Compensation Committee met once and acted once by unanimous written consent without a meeting during the year 2019.  The Compensation Committee charter is available on the Company’s website at www.telos.com.

Neither the Compensation Committee nor management engaged a compensation consultant in 2019 to provide advice or recommendations on the amount or form of executive or director compensation.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee (the “Nominating Committee”) was established to make recommendations regarding Board nominations and to monitor the implementation of corporate governance rules and regulations.  The Nominating Committee consists of directors Borland (chairman), Mahan, Marino, and Wood.  In 2019, the Nominating Committee did not meet in person and acted once by unanimous written consent without a meeting.  The Nominating Committee charter is available on the Company’s website at www.telos.com.

Board of Directors Nomination Process

The Nominating Committee identifies potential candidates for first-time nomination as a director by using a variety of sources such as recommendations from the Company’s management, current Board members, stockholders, and contacts in organizations served by the Company.  Stockholders may nominate potential candidates by following the procedure set forth in the Company’s Bylaws.  This process provides that, in order for nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  The Nominating Committee will consider any director nominees submitted by stockholders in accordance with these procedures.

The Nominating Committee then conducts an initial review of the potential candidate’s background, including whether the individual meets the minimum qualifications for Board members; whether the individual would be considered independent under the standards adopted by the Company and SEC rules; and whether the individual would meet any additional requirements imposed by law or regulation on members of the Audit and/or Compensation Committees of the Board. Among the requirements potential candidates should meet are the following: U.S. citizenship; eligibility for security clearance at a top secret level; ten (10) years of corporate or related business experience, preferably having served on the board of directors of a corporation; and familiarity with government contracts, the defense industry, and information technology and security. Although the Company has no formal policy on diversity, the Company believes that the Board should exhibit diversity of backgrounds and expertise. The Nominating Committee takes into account diversity considerations in determining nominees for directors and planning for director succession and believes that, as a group, the current directors and nominees bring a diverse range of perspectives to the Board’s deliberations.  The evaluation process of a potential candidate’s background will not be treated differently whether or not the individual was nominated by a stockholder, except for nominations received from holders of Public Preferred Stock, which are not subject to the Company’s nomination process.

If the initial candidate review is satisfactory, the Nominating Committee will arrange an introductory meeting with the candidate and the committee’s chairman, the Company’s CEO, or other directors to determine the potential candidate’s interest in serving on the Board.  If the candidate is interested in serving on the Board and the Nominating Committee recommends further consideration, a comprehensive interview will follow, conducted by the Nominating Committee, the CEO, other members of the Board, and in some cases, key Company executives.  Upon successful conclusion of the review process, the Nominating Committee will present the candidate’s name to the Board of Directors for nomination as a director and inclusion in the Company’s Proxy Statement.

Stockholder Communications with Board of Directors

Stockholders wishing to communicate with the Board of Directors should send the communication by mail to the office of the Corporate Secretary (19886 Ashburn Road, Ashburn, VA 20147) who will forward such communication to the appropriate committee of the Board of Directors or to the individual director.  There have been no changes in the procedures by which stockholders may recommend nominees to the Company’s Board of Directors.

Certain Relationships and Related Transactions

Our policies and practices with respect to related person transactions were adopted on October 25, 2007, and are available on our website at www.telos.com.  Generally, any transaction between the Company and a related person in which the aggregate amount exceeds $120,000 is reviewed by the Audit Committee and subject to the ratification and approval of the Board of Directors.  For purposes of this policy, a related person is any director or executive officer of Telos, any nominee for director, any holder of 5% or more of the Company’s voting securities, any immediate family members of the foregoing persons, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has 10% or greater beneficial ownership interest.

Mr. Emmett Wood, the brother of the Chairman and CEO, has been an employee of the Company since 1996 and currently holds the position of Executive Vice President, Marketing & Strategy.  The amounts earned by Mr. Emmett Wood as compensation for 2019, 2018 and 2017 were $616,603, $623,637 and $566,613, respectively.  The Company and Mr. Emmett Wood entered into an Amended Employment Agreement on May 13, 2013.  This agreement is substantially similar to the employment agreements between the Company and Mr. Williams, Mr. Wright and Ms. Nakazawa, also described under the caption “Executive Officer Employment Agreements” beginning on page 20.  As of December 31, 2019, Mr. Emmett Wood owned 810,000 shares and 50,000 shares of the Company’s Class A Common Stock and Class B Common Stock, respectively.  In addition, 11,388 shares of Class A Common Stock are held for his benefit in the Company’s 401(k) Shared Savings Plan.

On March 31, 2015, the Company entered into Subordinated Loan Agreements and Subordinated Promissory Notes (“Notes”) with affiliates of Mr. John R.C. Porter (referred to collectively as “Porter affiliates”).  Mr. Porter is the sole stockholder of Toxford, the beneficial holder of 35% of our Class A Common Stock.  Under the terms of the Notes, the Porter affiliates loaned the Company $2,500,000 on or about March 31, 2015.  Telos also entered into a Subordination and Intercreditor Agreement with the Porter affiliates and Wells Fargo Capital Finance, LLC (“Wells Fargo”), the senior lender at that time.  According to the terms of the Notes, the outstanding principal sum would bear interest at the fixed rate of twelve percent (12%) per annum which would be payable in arrears in cash on the 20th day of each May, August, November and February, with the first interest payment date on August 20, 2015.  The Notes do not call for amortization payments and are unsecured.  The unpaid principal, together with interest, was due and payable in full on July 1, 2017.  On April 18, 2017, The Company entered into First Amendments to the Subordinated Loan Agreements (“First Amendments”) and Amended and Restated Subordinated Promissory Notes (“Amended Notes”) with the Porter affiliates, reducing the interest rate from twelve percent (12%) to six percent (6%) and extending the maturity date to July 25, 2022.  The other terms remain essentially the same.  The Amended Notes, in whole or in part, may be repaid at any time without premium or penalty.  On April 18, 2017, the Company also entered into new Subordination and Intercreditor Agreements with the Porter affiliates and Enlightenment Capital Solutions Fund II, L.P., the agent for the new senior lenders of the Company.  As of December 31, 2019, the outstanding principal sum under the Amended Notes was $2.5 million, and approximately $1.1 million of accrued interest was payable according to the stated interest rate of the Amended Notes.

Legal Proceedings With 10% Beneficial Owner of the Company’s Stock and With Directors

Costa Brava Partnership III, L.P. and Wynnefield Partners Small Cap Value, L.P. v. Telos Corporation, et al.
As previously reported, on October 17, 2005, Costa Brava Partnership III, L.P. (“Costa Brava”), a holder of Public Preferred Stock, instituted litigation against the Company and certain past and present directors and officers (the “Telos Defendants”) in the Circuit Court for Baltimore City, Maryland (the “Circuit Court”). A second holder of the Company’s Public Preferred Stock, Wynnefield Partners Small Cap Value, L.P. (“Wynnefield”), subsequently intervened as a co-Plaintiff (Costa Brava and Wynnefield are hereinafter referred to as “Plaintiffs”). On February 27, 2007, Plaintiffs added, as an additional defendant, Mr. John R. C. Porter, a holder of the Company’s Class A Common Stock.

In the litigation, Plaintiffs alleged, among other things, that the Company and its officers and directors engaged in tactics to avoid paying dividends on the Public Preferred Stock, that the Company made improper bonus payments or awards to officers and directors, that certain former and present officers and directors breached legal duties or the standard of care that they owed the Company, that the Company improperly paid consulting fees to and engaged in loan transactions with Mr. Porter, that the Company failed to improve on the Company’s purported insolvency, that the Company failed to redeem the Public Preferred Stock as allegedly required by the Company’s charter, and that Mr. Porter engaged in actions constituting shareholder oppression.

On December 22, 2005, the Company’s Board of Directors established a special litigation committee (“Special Litigation Committee”), composed of certain independent directors, to review and evaluate the matters raised in the litigation.

On August 30, 2006, Plaintiffs filed a motion with the Circuit Court to place the Company into a receivership following the resignations of six of the nine members of the Board of Directors on August 16, 2006.  Within a week of the resignations, three new independent board members were added and two more new members were added in October 2006. Thus, the board and all board committees, including the Special Litigation Committee, were fully reconstituted.  In an opinion dated November 29, 2006 the Circuit Court denied the motion for receivership.  The Circuit Court concluded that the Plaintiffs’ holdings in the Public Preferred Stock represented a minority equity interest (and not debt or a fixed liability), and that their equity interests did not provide a guarantee to payment of dividends or redemption of their shares.  The Circuit Court further concluded that the Plaintiffs’ alleged expectations to a status as debtors of the Company or to rights to current dividends were not objectively reasonable, and that the Plaintiffs in fact had not been denied any rights as defined by the proxy statement and prospectus forming the terms of the Public Preferred Stock.

On July 20, 2007, the Special Litigation Committee, in its final report, concluded that the available evidence did not support Plaintiffs’ derivative claims and that it was not in the best interests of the Company to pursue such claims in the litigation. On August 24, 2007, the Company moved to dismiss Plaintiffs’ derivative claims based upon the report and to dismiss all remaining claims for failure to state a claim. Following an evidentiary hearing, the Circuit Court on January 7, 2008 dismissed all derivative claims based upon the recommendation of the Special Litigation Committee.

On February 12, 2008, the Plaintiffs filed a Third Amended Complaint that included both new counts and previously dismissed counts. The new counts included a breach of contract claim (Count VIII), and claims for preliminary and permanent injunctions against the Company (Count IX) and for an accounting (Count X).  Count VIII alleged there was a contractual obligation to pay paid-in-kind (or PIK) dividends and the Company’s reversal of position in 2006 to not pay PIK dividends was a breach of contract.  The Company moved to dismiss or strike the Third Amended Complaint and, on April 15, 2008, the Circuit Court issued an order dismissing with prejudice all counts in the Third Amended Complaint that were not previously disposed of by motion or stipulation. Regarding Count VIII, the Circuit Court stated that “neither the Registration Statements, nor the company charter and Articles of Amendment and Restatement can be read to give rise to a contractual obligation to pay PIK dividends” and that “the law is clear that a corporate board may revoke stock dividends, even if they have already been declared, up until the time they are issued.”  On December 2, 2008, the Company filed a motion for voluntary dismissal without prejudice of its counterclaim against Plaintiffs (for their interference with the Company’s relationship with the Company’s then senior lender, Wells Fargo). The Circuit Court granted that motion, over Plaintiffs’ opposition, on January 23, 2009.

On February 23, 2009, the Plaintiffs filed a notice of appeal.  In its brief, the Plaintiffs appealed the dismissal of their derivative claims and the shareholder oppression claim against Mr. Porter.  The appeal did not include any challenge to the dismissal of other counts, including Count VIII regarding the alleged contractual obligation to pay PIK dividends.  On September 7, 2012, the Court of Special Appeals of Maryland ruled that the Circuit Court applied an incorrect standard of review to evaluate the conclusions of the Special Litigation Committee.  The Court of Special Appeals held that the Circuit Court’s dismissal of a shareholder oppression claim (asserted against Mr. Porter) raised an issue of first impression under Maryland law and required further briefing in the Circuit Court.  The Court of Special Appeals vacated the decision of the Circuit Court that had been appealed, and remanded the case for further consideration and proceedings.

On October 24, 2012, the Company filed a Petition for Writ of Certiorari in the Court of Appeals of Maryland, which was denied on January 22, 2013.

On remand, the Defendants (excluding Mr. Porter) filed a Motion to Dismiss the derivative claims under the standard of review dictated by the opinion of the Court of Special Appeals as a result of the findings of the Special Litigation Committee in its final report of July 20, 2007 (“Defendants’ Motion to Dismiss”).  Following full briefing by the parties, a hearing on the Defendants’ Motion to Dismiss was held on April 24, 2014 and the matter was taken under advisement by the Court.

On September 17, 2013, the Plaintiffs filed a request for an entry of an order for default as to Mr. Porter, which was denied by the Circuit Court on November 8, 2013.  Mr. Porter ultimately filed a motion to dismiss the claim against him on May 13, 2014, raising multiple grounds (“Mr. Porter’s Motion to Dismiss”).

On January 31, 2018, certain former and current officers and directors filed a Motion to Reconsider the Court’s Orders Denying Motions to Dismiss for Lack of Personal Jurisdiction (“Motion to Reconsider”) with the Circuit Court.  The Court had previously denied the Motions to Dismiss for Lack of Personal Jurisdiction on March 30, 2006.  The Motion to Reconsider was precipitated by and based upon a newly decided Maryland appellate decision related to personal jurisdiction over directors of a Maryland corporation.  Following full briefing by the parties, a hearing was held on December 19, 2018 on the Motion to Reconsider and on Mr. Porter’s Motion to Dismiss, and the matters were taken under advisement by the Court.

On December 18, 2019, the Circuit Court filed three (3) Memorandum Opinions and entered four (4) Orders addressing all of the pending motions and open claims in the litigation and closing the case.  First, the Circuit Court granted the Motion to Reconsider the Circuit Court’s March 30, 2006 order denying the Motions to Dismiss for Lack of Personal Jurisdiction filed by a number of the past and present directors and officers.  The Circuit Court determined that the intervening appellate decision was binding legal precedent on a pertinent legal issue, and concluded that the Court lacked personal jurisdiction over the moving defendants. The Circuit Court entered an order dismissing the derivative claims against these defendants for lack of personal jurisdiction.

Second, the Circuit Court granted the Defendants’ Motions to Dismiss the derivative claims.  The Defendants’ Motion to Dismiss relied on the conclusions in the final report of the Special Litigation Committee (SLC) that the derivative claims lacked merit and that it was not in the best interests of the Company to pursue them.  The Circuit Court found, among other things, that the Telos Defendants had sustained their burden of proof to show that (i) the SLC was independent, (ii) the legal counsel for the SLC was independent, (iii) the SLC acted in good faith in conducting its investigation and reaching its conclusions, and (iv) the SLC conducted a reasonable investigation with factually supported conclusions. The Circuit Court also determined that the procedural mechanism the Telos Defendants had utilized to present the issue to the Circuit Court — proceedings under Maryland Rule 2-502 — was an appropriate procedural vehicle to use for this issue.  The Circuit Court entered an order granting the Defendants’ Motion to Dismiss and ordering the dismissal of the derivative claims on the merits.

Third, the Circuit Court granted Mr. Porter’s Motion to Dismiss based on a lack of minimum contacts with the State of Maryland, and entered an order dismissing the claim for shareholder oppression against Mr. Porter for lack of jurisdiction.

Finally, the Circuit Court entered a separate order concluding that all claims in the Third Amended Complaint had been dismissed by various orders of the Court dated June 6, 2007, January 7, 2008, April 15, 2008, and December 18, 2019, and further ordering the Clerk of the Court to close the case with costs to be paid by Plaintiffs.

Costa Brava noted an appeal to the Court of Special Appeals of Maryland on January 17, 2020 from the Circuit Court’s final judgment which remains pending. Co-plaintiff Wynnefield elected not to note or pursue an appeal.

As of December 31, 2019, Costa Brava and Wynnefield, directly and through affiliated funds, own 12.7% and 17.4%, respectively, of the outstanding Public Preferred Stock.

At this stage of the litigation, it is impossible to reasonably determine the degree of probability related to Plaintiff Costa Brava’s success in relation to any of the assertions it will make on the pending appeal. Although there can be no assurance as to the ultimate outcome of the case, the Company and its present and former officers and directors strenuously deny Plaintiff Costa Brava’s allegations and continue to vigorously defend the matter and oppose all relief sought by Costa Brava.

Hamot et al. v. Telos Corporation

As previously reported, on August 2, 2007, Messrs. Seth W. Hamot (“Hamot”) and Andrew R. Siegel (“Siegel”), principals of Costa Brava Partnership III, L.P. (“Costa Brava”), instituted litigation against the Company as Plaintiffs in the Circuit Court for Baltimore City, Maryland (the “Circuit Court”).  Mr. Siegel is a Class D Director of the Company and Mr. Hamot was a Class D Director of the Company until his resignation on March 9, 2018.  The Plaintiffs initially alleged that certain documents and records had not been provided to them promptly and were necessary to fulfill their duties as directors of the Company.  Subsequently, Hamot and Siegel further alleged that the Company had failed to follow certain provisions concerning the noticing of Board committee meetings and the recording of Board meeting minutes and, additionally, that Mr. Wood’s service as both CEO and Chairman of the Board was improper and impermissible under the Company’s Bylaws.
By way of preliminary injunctions entered on August 28, 2007 and September 24, 2007, the Circuit Court ordered that Hamot and Siegel are entitled to responses and documents, within certain time frames established by the Court, in response to reasonable requests for information pertinent and necessary to perform their duties as members of the Board, but in light of the Costa Brava shareholder litigation, the Company is entitled to designate certain documents as “confidential” or “highly confidential” and to withhold certain documents from the Plaintiffs based upon the attorney work product doctrine or attorney-client privilege.

On April 23, 2008, the Company filed a counterclaim against Hamot and Siegel for money damages and preliminary and injunctive relief based upon Hamot and Siegel’s interference with, and improper influence of, the Company’s independent auditors regarding, among other things, a specific accounting treatment.  On June 27, 2008, the Circuit Court granted the Company’s motion for preliminary injunction and enjoined Hamot and Siegel from contacting the Company’s auditors until the completion of the Company’s Form 10-K for the preceding year.  This preliminary injunction expired by its own terms and an appeal by Hamot and Siegel from that preliminary injunction order later was held to be moot by the Court of Special Appeals of Maryland.

Trial on both the Plaintiffs’ books and records claims and the Company’s counterclaims related to auditor interference commenced on July 5, 2013, and continued on several days in July 2013. The evidentiary portion of the trial concluded on August 1, 2013, and post-trial briefing concluded on September 16, 2013.

On September 11, 2017, the Circuit Court docketed two decisions in this matter.  First, with respect to the Plaintiffs’ complaint related to access to books and records of the Company, the Circuit Court declined to grant permanent injunctive relief to the Plaintiffs but, instead, issued a declaratory order setting forth the pertinent standards the parties should follow as it relates to the Plaintiffs’ right to books and records.  The Circuit Court found that the Plaintiffs have the right as directors to inspect and copy the records of the Company, subject to the Company’s right to determine that the materials requested were not reasonably related to the scope of their duties as directors or that their use of the materials may violate the duties they owe to the Company.  The Circuit Court also determined that the scope of the inspection may also be limited if Telos establishes that the request creates an undue burden or expense.

Second, with respect to the third amended counterclaim, the Circuit Court entered judgment in favor of the Company and against Hamot and Siegel on the counterclaim for tortious interference with the Company’s contractual relationship with its former auditors, Reznick Group (“Reznick”) (Count Two) and awarded damages against Hamot and Siegel in the amount of $278,923.  The Circuit Court found that Hamot and Siegel’s threat of litigation against Reznick was the precipitating cause of Reznick’s resignation.  In addition, the Circuit Court determined that the threats of litigation were made for an improper purpose – to influence the accounting treatment that Reznick would use on the Company’s financial statements, specifically as it relates to the 12% Exchangeable Redeemable Preferred Shares – and the resignation was a foreseeable consequence of Hamot and Siegel’s interference.

The Circuit Court also entered judgment for Hamot and Siegel on the Company’s claims for interference with its relationship with its former auditor, Goodman and Company, LLP (“Goodman”) and on the Company’s claim seeking declaratory relief in connection with Plaintiffs’ claims for indemnification of attorney’s fees and costs in connection with the litigation.  The Circuit Court determined that the resignation of Goodman as the Company’s auditor occurred upon the Plaintiffs’ election in 2007 to the Company’s board of directors, which the Circuit Court found itself was not independently wrongful and was the precipitating cause of the resignation, and not primarily due to the litigation against Goodman maintained by Costa Brava.  The Circuit Court also entered judgment for Hamot and Siegel on the alternative claims for interference with the business relationships with Goodman and Reznick (Counts Three and Four), finding that it was not necessary to decide issues of liability under these claims since it determined that contracts with each of the audit firms existed.

On September 27, 2017, the Company filed a Motion under Maryland Rule 2-535 to reconsider or revise two specific aspects of the Circuit Court’s judgment on Count Two of the third amended counterclaim: (1) to correct the amount of damages awarded on Count Two for audit expenses incurred for the audit year 2007, and (2) to amend or modify the order with respect to Count Five (the declaratory relief claim related to indemnification) to dismiss the claims instead of entering judgment in favor of Hamot and Siegel on it. A hearing on the motion was held on October 11, 2017.  At the conclusion of the hearing, the Circuit Court denied the Company’s motion as to the damages awarded on Count Two, and granted the Company’s motion on the issue related to Count Five and entered a new order accordingly.

The Company filed a notice with the Circuit Court appealing the judgment to the Court of Special Appeals of Maryland on October 11, 2017, and on October 17, 2017, Hamot and Siegel filed a notice of a cross-appeal, which they later withdrew.

On or about July 6, 2018, the attorneys representing Mr. Hamot filed a Notice of Substitution of Party in the Circuit Court and the Court of Special Appeals, providing notice that Mr. Steven Tannenbaum was appointed and qualified as the Special Personal Representative of the Estate of Seth Hamot to represent the estate in the litigation.

Oral argument on the appeal in the Court of Special Appeals on issues related to the damages awarded to the Company and against Messrs. Hamot and Siegel on its Counterclaim for interference with one of its prior auditor relationships was held on October 3, 2018. On November 28, 2018, the Court of Special Appeals issued an unpublished opinion affirming the judgment of the Circuit Court on the issues related to damages.  On January 25, 2019, Telos filed a Petition for Writ of Certiorari with Court of Appeals of Maryland seeking review in that Court of issues related to the damage award, and on March 29, 2019, the Petition for Writ of Certiorari was granted. Following oral argument, the Court of Appeals issued a per curiam order on September 13, 2019 dismissing the appeal and entered its Mandate on October 11, 2019.

Hamot and Siegel at various times in this litigation have sought to be indemnified or to be awarded advancement of various attorney’s fees and expenses incurred by them in this litigation.  On April 12, 2010, the Plaintiffs filed a motion for the advancement of legal fees and expenses incurred in defense of the Company’s counterclaim and/or its motion for injunctive relief on which the Company was successful.  On November 3, 2011, the Circuit Court denied the Plaintiffs’ motion.  On May 21, 2012, the Circuit Court denied Plaintiffs’ motion for reconsideration of these decisions.

Subsequently, on October 19, 2017, Hamot and Siegel submitted a letter to the Company, pursuant to Section 2-418 of the Maryland General Corporation Law, demanding that the Company advance and/or indemnify them for legal fees and expenses purportedly totaling $1,550,000 and incurred in pursuit of their books and records claim and in defense of the Company’s counterclaims for auditor interference, and ongoing expenses in the litigation. The Board addressed Hamot and Siegel’s demand for indemnification and/or advancement at its regularly scheduled meeting on November 13, 2017.  The Board, by a vote of all members present for this portion of the meeting, and for a number of reasons, determined that the Company will not provide indemnification or advancement to Hamot and Siegel in response to their demand.

On November 20, 2017, Hamot and Siegel filed a Motion for Advancement and Indemnification of Legal Fees and Expenses and Request for Hearing in the Circuit Court.  Hamot and Siegel alleged that they incurred approximately $1,450,000 of legal fees and expenses in relation to the counterclaim proceedings and approximately $100,000 of legal fees and expenses incurred in relation to their affirmative claims in the Third Amended Complaint.  Hamot and Siegel claimed that, since the Circuit Court ruled in their favor in Counts One and Three (related to Goodman), they were entitled to the $750,000 for legal fees and expenses incurred in defending those counts, plus legal fees and expenses incurred in the appeal.  In addition, Hamot and Siegel claimed that they were entitled to approximately $660,000 (91% of the legal fees and expenses incurred in defending Counts Two and Four (related to Reznick)) plus the legal fees and expenses incurred in the appeal from the Circuit Court’s judgment.  Lastly, Hamot and Siegel claimed that, since they allegedly received a successful ruling on their Third Amended Complaint, they were entitled to approximately $100,000 for legal fees and expenses incurred on this issue.  The Company filed an opposition to Hamot and Siegel’s Motion, raising a number of reasons why the relief requested by Hamot and Siegel should not be granted. A hearing on this motion and the Company’s opposition was held on February 28, 2018.

On June 27, 2018, the Circuit Court issued a decision on Hamot and Siegel’s Motion for Advancement and Indemnification of Legal Fees and Expenses.  The Court, inter alia: (i) denied Hamot and Siegel’s request for indemnification as premature, given the pendency of the Company's then-appeal and Hamot and Siegel’s then-cross-appeal (subsequently withdrawn) from the judgment rendered against them after the trial on the merits; (ii) concluded that the evidence established a nexus between the claims against Hamot and Siegel in the Counterclaim and their service as directors; (iii) determined that indemnification was not available to Hamot and Siegel as a matter of law in connection with their right to inspect claim in their Third Amended Complaint; (iv) determined that Hamot and Siegel were not entitled to advancement of expenses incurred between May 21, 2012 and November 20, 2017, because this request seeks "reimbursement for fees relating to a proceeding that has concluded, and concluded with a ruling that definitively resolves the claims, at least at this juncture", and further determined that "[a]ccepting the extremely low good faith standard and providing advancement would require the court to ignore the findings that the court has made on the very claims that gave rise to the expenses that are the basis of the request"; and (v) determined that Hamot and Siegel were entitled to advancement of expenses related to the appeal of the Counterclaim, pending completion of the appellate proceedings, explaining that the "fact that this court found against Hamot and Siegel on the merits does not compel the conclusion that they could not entertain a good faith belief in the merits of their appeal" and that they met the low bar for showing their good faith belief that they will be successful on the issues related to the counterclaim on appeal.

On September 21, 2018, Hamot and Siegel filed in the Circuit Court a Motion for Entry of Money Judgment of Advancement Fees and Expenses, or, in the Alternative, for Order that Telos Corporation Show Cause Why Telos Corporation Should Not be Held in Contempt for Failing to Comply with this Court’s June 27, 2018 Order Directing Telos Corporation to Pay Advancement Fees and Expenses (Motion for Entry of Monetary Judgment), the Company filed an opposition to the motion, and a hearing was held on the Plaintiffs’ Motion for Entry of Monetary Judgment on November 21, 2018.  Effective on January 4, 2019, the parties entered into a partial settlement agreement with respect to certain issues related to Plaintiffs’ claim for advancement of fees and expenses on the appeal and certain other matters, and subsequently the Circuit Court issued an order on January 9, 2019 determining that the Motion for Entry of Monetary Judgment was moot. In connection with the partial settlement agreement, the Company provided advancement of a negotiated and compromised amount of expenses incurred by Hamot and Siegel in connection with the Company’s appeal of the damages awarded for auditor interference.

At this stage of the litigation, it is impossible to reasonably determine the degree of probability related to the Company’s success in relation to any possible further claim by Hamot and Siegel for indemnification for certain attorney’s fees and expenses incurred in this litigation. No claim for indemnification is pending as of the reporting date.  The Company intends to vigorously defend the matter and oppose any claim for indemnification if it is pursued.

Other Litigation

In addition, the Company is a party to litigation arising in the ordinary course of business.  In the opinion of management, while the results of such litigation cannot be predicted with any reasonable degree of certainty, the final outcome of such known matters will not, based upon all available information, have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2019, including the quality and acceptability of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements included in the Company’s Annual Report on Form 10-K.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on conformity of those audited financial statements with U.S. generally accepted accounting principles, the firm’s judgment as to the quality and acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the U.S Securities and Exchange Commission (“SEC”).  In addition, the Audit Committee discussed with the independent registered public accounting firm the firm’s independence from management and the Company and received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.  The Audit Committee also considered whether the provision of non-audit related services by the independent registered public accounting firm was compatible with maintaining the firm’s independence and found it to be acceptable.

In reliance on the reviews and discussions referred to above, the Committee  recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the Securities and Exchange Commission.

Bernard C. Bailey, Chairman
Charles S. Mahan, Jr.
Robert J. Marino

Compensation of Executive Officers and Directors

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Management Development and Compensation Committee (“Compensation Committee”), which is responsible for the development, execution and adherence to the Company’s compensation philosophy, implemented a new compensation philosophy in 2014 that generally remained in effect during 2019 with some modifications.  This compensation program is designed to support the achievement of our business and financial goals.

The primary objectives of the compensation program are:

•	To attract and retain highly talented and results-oriented key employees;
•	To secure the future performance of services of those employees;
•	To encourage key employees to put forth maximum efforts for both the short-term and long-term success of the Company;
•	To drive achievement of the Company’s long-term growth and profitability objectives;
•	To reward performance; and
•	To achieve increased stockholder value.

The individual components of the compensation program (base salary, incentive cash compensation, equity incentive compensation, and perquisites) are designed to meet these objectives and together are intended to be competitive in the marketplace. The overall compensation package is, however, based on the following considerations:

•	Compensation should consist of fixed and at-risk compensation, with the at-risk compensation encouraging improved annual and long-term performance.
•	Compensation should be a mix of annual and long-term compensation, with the long-term compensation encouraging retention and attainment of long-term performance goals.
•
Compensation should be a mix of cash and equity, with cash rewarding achievement of goals and equity encouraging retention and long-term performance.  Additionally, the Compensation Committee continues to believe that equity ownership by the management team aligns the interests of management with the Company’s long-term corporate performance.

The Company held our third advisory vote on executive compensation, commonly referred to as “say on pay,” at our 2017 Annual Meeting of Stockholders.  The holders of our Common Stock approved the “say on pay” resolution presented at the 2017 Annual Meeting of Stockholders with 70.6% of the votes cast to approve the compensation of our named executive officers as disclosed in our proxy statement relating to that annual meeting.  The next advisory vote on executive compensation will take place at the Annual Meeting.

At the 2017 Annual Meeting of Stockholders, the holders of Common Stock selected three years as the frequency of the say-on-pay vote.  The next vote to determine the frequency of the advisory vote on executive compensation is scheduled to take place at the 2023 Annual Meeting.

Mr. John Wood has no role in the establishment of his individual compensation. Except as set forth below in the description of the incentive compensation program, Mr. Wood recommends to the Compensation Committee the compensation for the named executive officers.  The Compensation Committee reviews these recommendations and, following discussions with Mr. Wood, determines the appropriate compensation for those executives.  In addition, Mr. Wood determines the compensation of the other senior officers consistent with the philosophy and objectives described above.

Base Salary

The Company provides the executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year.  The relative levels of base salary for executive officers are designed to reflect each executive officer’s professional expertise and scope of responsibility and accountability within the Company, the Company’s financial performance and the executive officer’s individual performance.  Base salaries are generally established at levels sufficient to attract and retain an effective management team when considered in connection with the performance-based components of our overall compensation program.  In 2019, there were no changes in the base salary of the named executive officers.

Incentive Cash Compensation

On March 29, 2018, the Compensation Committee approved and ratified the form of the Telos Corporation Senior Officer Incentive Program (the “Program”), as presented to the Compensation Committee at its January 26, 2018 meeting.  The purpose of the Program in part is to provide the opportunity to certain key senior officers, which includes the named executive officers, to earn incentive cash bonus awards (“Annual Bonus Plan”) as an incentive to put forth maximum efforts for both the short-term and long-term success of the Company and to drive achievement of our long-term growth and profitability objectives. The Annual Bonus Plan is administered by the Compensation Committee and determinations by the Compensation Committee are final, conclusive and binding on all parties.  At a March 26, 2019 meeting, the Compensation Committee determined that the structure of the Annual Bonus Plan for 2019 would remain similar to the Annual Bonus Plan for 2018.  As in the prior year, the 2019 awards under the Annual Bonus Plan provided eligible participants the opportunity to earn an incentive award based on performance factors keyed to achieving a specified level of earnings performance during the performance period, which is the 2019 calendar year, as well as considerations related to the generation of cash and contract backlog, with achievement of the latter two factors subject to the discretionary evaluation of the Compensation Committee.  As in prior years, assuming achievement of the performance factors, the incentive award is payable in part shortly after the end of the performance period (the current amount) and in part on a deferred basis if certain conditions are satisfied, as described below.  The Annual Bonus Plan provides, assuming that the Compensation Committee has determined that the performance factors have been achieved, for an uncapped payout of 20% of net enterprise EBITDA, awarded for 2019 performance period, as the current amount.  The Company’s plan for 2019 called for net enterprise EBITDA of $9.2 million.  Net enterprise EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, and elimination of net income attributable to non-controlling interests, net of the bonuses accrued for the year under the Annual Bonus Plan.  The Compensation Committee believes enterprise EBITDA generally provides a meaningful understanding of the Company’s core operating performance and is a highly valued measurement of performance widely used by financial professionals.  Under the Annual Bonus Plan, assuming that the Compensation Committee had determined that the performance factors have been achieved, an additional amount equal to approximately 67% of the current amount awarded under the Annual Bonus Plan is deferred (the deferred amount) and will be payable in equal installments (without interest) on the last day of each of the six calendar quarters following the end of the performance period (the four calendar quarters of 2020 and the first two calendar quarters of 2021), unless the employment of such named executive officer is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date of the deferred amounts, in which case that and any later scheduled deferred payments are forfeited.  The Company achieved $10.2 million net enterprise EBITDA in 2019.  The Compensation Committee determined that the Company’s performance exceeded the budgeted amount of $9.2 million net enterprise EBITDA in 2019, and that the other performance factors related to cash and contract backlog similarly were achieved.  The Compensation Committee awarded Mr. John Wood, Ms. Nakazawa and Messrs. Williams, Wright, Malloy aggregate bonuses (including the current amounts and the deferred amounts subject to the contingency) for the 2019 performance period in the following amounts, respectively: $935,000, $361,250, $467,500, $361,250 and $280,500.  The bonuses are payable in part upon completion of the performance period and in part on a deferred basis, as described above (and subject to the condition of continued employment as described).  Any sums payable under the Program are subject to the Company having sufficient cash and liquidity to pay the bonuses.

The Company also continued to offer in 2019 a separate bonus plan for other employees who are not participants in the Annual Bonus Plan.  This bonus plan awards division business line management and general and administrative senior managers and their respective employees based on achievement of targets.  For 2019, the Compensation Committee left the aggregate bonus pool of $3 million for this bonus plan unchanged from the prior year.

The allocation of the aggregate bonus amount among the eleven executive officers participating in the Program for the 2019 performance period is directly related to the objectives contained in the Company’s 2019 budget and our long-term strategies.  Although certain executive officers have primary responsibility over the achievement of specific performance goals related to their functional areas of responsibility, the evaluation of each executive officer by the Compensation Committee takes into account the overall achievement of the performance goals related to the Company as a whole as well as achievement of the executive-specific performance goals.  Mr. Wood also takes part in the evaluation of the performance of all the officers, other than himself.  The Compensation Committee believes this approach aligns the interests of the executive officers and emphasizes teamwork, which is consistent with the Company’s core values.

Equity Compensation

The Board adopted the Telos Corporation 2016 Omnibus Long-Term Incentive Plan (“2016 Plan”) on August 12, 2016.  It was not approved by the holders of our Class A and Class B Common Stock.  The purpose of the 2016 Plan is to enhance the Company’s ability to attract, motivate and retain highly qualified employees and to improve the business results and earnings of the Company by providing such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.  The Compensation Committee did not approve any equity grants in 2019.

Perquisites

We provide certain perquisites to our executive officers in order to allow the executives to work more efficiently and to help us remain competitive by retaining talented and dedicated executives.  These perquisites are limited to reimbursement for golf club membership, home office expenses, and, in certain circumstances, commuting costs.  The Compensation Committee believes that the perquisites are consistent with our overall compensation program.  See “All Other Compensation” of the Summary Compensation Table below for the amounts of the perquisites provided to the named executive officers.

Executive Officer Employment Agreements

The Company is party to employment agreements with the following named executive officers: Mr. John B. Wood, President, CEO, Chairman and Director; Mr. Edward J. Williams, Executive Vice President and COO; Ms. Michele Nakazawa, Executive Vice President and CFO; Mr. Jefferson V. Wright, Executive Vice President and General Counsel; and Mr. Brendan D. Malloy, Senior Vice President, General Manager, Cyber Operations & Defense.  All of the agreements provide for payment of a base salary, bonus, eligibility for stock option and restricted stock grants under our stock option and restricted stock plans, and vacation days.  Each of the agreements also provides for eligibility to participate in all plans that the Company maintains for our salaried senior executives, including, without limitation, pension, profit-sharing or other retirement plans, life, accident, disability, medical, hospital or similar group insurance programs and any other benefit plan, subject to the normal terms and conditions of such plans.

According to the employment agreements, in the case of termination of the employment agreement for cause, or if the executive terminates the agreement for any reason (after providing 30 days prior written notice to us of such termination), such executive would only be entitled to receive the following:

•	a lump-sum payment equivalent to the remaining unpaid portion of the executive’s salary for the period ending on the date of termination,
•	lump-sum payment for all accrued and unused paid time off,
•
any bonus which has been earned by the respective executive, but which remains unpaid as of the date of the executive’s termination of employment, at such time and in such manner as if the executive had continued to be employed by us, and

•
any other payments or benefits to be provided by us to the executive pursuant to any employee benefit plans or arrangements adopted by the Company (to the extent such benefits are earned and vested or are required by law to be offered) through the date of termination.

In the case of termination of the respective executive’s employment without cause, or due to disability or death, the employment agreements provide for, in addition to the amounts payable under the preceding paragraph:

•	a monthly payment equivalent to base salary then in effect over a period of 24 months in the case of Mr. John Wood, and 18 months then in effect for Messrs. Williams, Wright, Malloy, and Ms. Nakazawa,
•	immediate vesting of the unvested portion of any outstanding stock options and any outstanding shares of restricted stock,
•
the cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans equal to 24 months in the case of Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa,

•
the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months in the case of Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, and

•
payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, and Ms. Nakazawa.

Under the agreements, termination by the Company “without cause” means involuntary termination at our discretion which is not based on cause, death, or disability. “Cause” is defined as gross negligence or willful and continued failure by the executive to substantially perform his duties as an employee of ours (other than any such failure resulting from incapacity due to physical or mental illness) or the executive’s dishonesty, fraudulent misrepresentation, willful misconduct, malfeasance, violation of fiduciary duty relating to our business, or conviction of a felony. The executive is deemed “disabled” if he or she is eligible for disability benefits under our long-term disability plan, or has a physical or mental disability which renders the executive incapable, after reasonable accommodation, of performing substantially all of executive’s duties under the agreement for a period of 180 consecutive or non-consecutive days in any 12-month period.

Upon a “change in control” (as defined in the employment agreements and summarized below) of the Company, each of the executives would be entitled to a lump-sum payment in the following amounts in addition to the amounts payable to the executive if the Company terminates the agreement for cause or the executive terminates the agreement for any reason:

•
in the case of Mr. John Wood, (i) the amount of monthly salary that Mr. Wood was being paid as of the date of his termination of employment times 24 months, plus (ii) two times the annual average of the bonuses earned or to be earned for the current year (i.e., the year in which the change of control occurs) and the two prior years;

•
in the case of Mr. Williams, Mr. Wright, and Ms. Nakazawa, (i)  the amount of monthly salary that such executive was being paid as of the date of his or her termination of employment times 18 months, plus (ii) one and one-half times the annual average of the bonuses earned or to be earned for the current year and the two prior years; and

•	in the case of Mr. Malloy, the amount of monthly salary that such executive was being paid as of the date of his termination of employment times 18 months.

For purposes of calculating the amounts payable to Mr. John Wood, Mr. Williams, Mr. Wright, and Ms. Nakazawa, the bonus amount for the current year is equal to the amount earned or scheduled to be earned as if the bonus targets set in the bonus plan have been met.  In addition to these payments, the executives would also be entitled to a lump sum payment equal to (1) the cash equivalent of 24 months, in the case of Mr. Wood, or 18 months, in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, of continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans, (2) the cash equivalent of the employer matching contribution as if the executive was still a plan participant under the Company’s 401(k) plan that would otherwise have been contributed on the executive’s behalf, based on certain assumptions, for a period of 24 months, in the case of Mr. John Wood, or 18 months, in the case of Messrs. Williams, Wright, Malloy, and Ms. Nakazawa, and (3) payment of premiums to continue the Executive Life Policy, in which the executive is the holder of the policy, for 24 months from the date of termination for Mr. John Wood, and 18 months in the case of Messrs. Williams, Wright, and Ms. Nakazawa.

For purposes of the employment agreements, a “change in control” means an occasion upon which (1) any one person, or more than one person acting as a group (other than a member of the Board of Directors or fiduciary holding securities under an employee benefit plan of the Company or a corporation controlled by the Company) directly or indirectly acquires securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities during the 12-month period ending on the date of the most recent acquisition of the Company’s securities by such person or persons, or (2) during any period of twelve consecutive months, a majority of the members of the Board of Directors is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the date of the appointment or election, or (3) any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) all, or substantially all, of the Company’s assets.  The foregoing lump-sum payments will be made contemporaneously with the consummation of the transaction or the election of directors that constitutes the change in control.

Other Employment Benefits

The Company maintains employee benefit and perquisite programs for its executive officers and other employees.  The Company has no current plans to provide any other additional benefits for its executive officers, other than as described above.  The Company believes that the benefits provided are competitive and consistent with industry practice.

Welfare Benefits. The Company has broad-based health, dental, vision, life and disability benefit programs that are available to all employees on an equal basis.

 401(k) Savings Plan (“Telos Shared Savings Plan”).  The Company sponsors a defined contribution employee savings plan which enables employees to contribute a certain percentage of their base salary to their savings plan accounts on a pre-tax basis, subject to federal tax limitations under the Internal Revenue Code.  The Company matches one-half of employee contributions to the Telos Shared Savings Plan up to a maximum of 2% of such employee’s eligible yearly base salary.  Participant contributions vest immediately, and Company contributions vest at the rate of 20% for each year, with full vesting occurring after completion of five years of service.

Telos ID Sale Bonus Plan

On November 10, 2016, the Board approved the Telos ID Sale Bonus Plan (“Telos ID Plan”).  The purpose of the Telos ID Plan is to provide a long-term incentive program to motivate key executives of Telos ID to participate in the value creation of Telos ID and enjoy the benefits of participation in future increases in the value of Telos ID and its underlying assets.  Participation in the Telos ID Plan is limited to the President of Telos ID and such other eligible executives of Telos ID selected to participate by the President. Mr. Mark Griffin is the only executive officer of the Company who participates in the Telos ID Plan.

The Company has a 50% ownership interest in Telos ID.  Participants in the Telos ID Plan are entitled to a payment upon the transfer for value of all of the Company’s ownership interest in Telos ID or upon the occurrence of a “Sale” (as defined in the Telos ID Plan) of Telos ID if the value of Telos ID at the time of such transaction is at least $50 million.  Upon a transfer of its ownership interest by the Company, the bonuses payable under the Telos ID Plan will equal 2.5% of the value of Telos ID (as defined by the Telos ID Plan) up to $85 million, plus 4% of the of the value of Telos ID in excess of $85 million.  Upon a Sale, the bonuses payable will amount to 5% of the proceeds up to $85 million, plus 8% of the proceeds in excess of $85 million.  If the Sale occurs after the transfer of ownership, the bonuses payable will be 5% of the proceeds up to $85 million, plus 8% of the proceeds in excess of $85 million, less any bonuses already paid as part of any prior transfer of Telos’ ownership interests.  The total bonuses payable upon a transfer of interest or Sale shall be allocated as follows: (i) 50% of the total to the President of Telos ID; and (ii) 50% to other participants as determined by the President of Telos ID.  Both of these allocations are subject to approval by the Chairman of the Board of Directors of Telos Corporation.

Management Development and Compensation Committee Report

The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Management Development and Compensation Committee of the Board.

Robert J. Marino, Chairman
David Borland
Bruce R. Harris

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation for the years ended December 31, 2019, 2018 and 2017 by the chief executive officer, chief financial officer, and the three other most highly-compensated executive officers.
Name and Principal Position	Year	Salary	Bonus[1]	Non-Equity Incentive Plan Compensation[2]	Restricted Stock Award[3]		All Other Compensation[4]	Total

John B. Wood	2019	$600,000	$220,000	$855,556	$	----	$37,910	$1,713,466
Chairman, President and	2018	600,000	220,000	882,750		----	35,129	1,737,879
CEO	2017	600,000	660,000	220,000		9,400	41,365	1,530,765

Michele Nakazawa	2019	375,000	86,500	330,556		----	12,658	804,714
Executive V.P. and	2018	375,000	85,000	341,063		----	12,654	813,717
CFO	2017	375,000	255,000	85,000		2,500	15,439	732,939

Edward L. Williams	2019	385,000	110,000	427,778		----	30,622	953,400
Executive V.P. and	2018	385,000	110,000	441,375		----	33,493	969,868
COO	2017	385,000	330,000	110,000		3,200	36,188	864,388

Jefferson V. Wright	2019	350,000	85,000	330,556		----	59,894	825,450
Executive V.P., General	2018	350,000	85,000	341,063		----	61,151	837,214
Counsel	2017	350,000	255,000	85,000		2,400	59,503	751,903

Brendan D. Malloy	2019	315,000	66,000	256,667		----	5,718	643,385
Senior V.P. – Cyber Ops	2018	315,000	66,000	264,825		----	6,076	651,901
& Defense	2017	315,000	198,000	66,000		2,000	8,399	589,399

1 Each amount listed for 2019 is 20% of the amounts awarded under the Telos Corporation Senior Officer Incentive Program (the “Program”) then in effect for the 2017 performance period, the payment of which was deferred.  Each amount listed for 2018 is 20% of the amounts awarded under the Program then in effect for the 2017 performance period, the payment of which was deferred, and each amount listed for 2017 represents 60% of the amounts awarded under the Plan for the 2017 performance period.  For Ms. Nakazawa, she was awarded a $1,500 anniversary bonus in 2019.
2As disclosed in the Compensation Discussion & Analysis starting on page 18, each amount listed for 2019 includes the following amounts awarded for the 2019 performance period under the Annual Bonus Plan by Mr. John Wood, Ms. Nakazawa, and Messrs, Williams, Wright and Malloy, respectively: $561,000, $216,750, $280,500, $216,750, and $168,300.  An additional amount equal to 67% of those amounts is payable to each of the named executive officers in equal installments (without interest) on a contingent and deferred basis on the last day of each of the six calendar quarters immediately following 2019 (such amounts are awarded and payable cointingent upon the employment of such named executive officer not being terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date.  The amounts listed for 2019 also includes the following amounts awarded and deferred under the Annual Bonus Plan for the 2018 performance period to Mr. Wood, Ms. Nakazawa and Messrs. Williams, Wright and Malloy, respectively: $294,556, 113,806, $147,278, $113,806, and $88,367. The amounts listed for 2018 include 20% of the amounts awarded and deferred under the Plan for the 2016 performance period.  The amounts listed for 2017 includes 20% of the amounts awarded and deferred under the Plan for the 2016 performance period.
3 Represents the grant date fair value of the shares issued under the 2008 Plan, the 2013 Plan, and the 2016 Plan in May 2017. See assumptions made in the valuation of these awards for financial statement reporting purposes in accordance with ASC 718 in Note 1 - Summary of Significant Accounting Policies to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, starting on page 40.
4Amounts presented consist of the following in 2019:

Name	Life Insurance and Long-Term Disability Premiums	Savings Plan Company Match	Perquisites[1]	Total All Other Compensation
John B. Wood	$21,299	$5,600	$11,011	$37,910
Michele Nakazawa	7,058	5,600	----	12,658
Edward L. Williams	11,678	900	18,044	30,622
Jefferson V. Wright	19,523	5,600	34,771	59,894
Brendan D. Malloy	480	5,238	----	5,718

1Includes reimbursement for golf club membership, home office expenses, and commuting costs.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the Annual Bonus Plan awards granted to our named executive officers during fiscal year 2019.

Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards[1]

John B. Wood	03/26/2019	$935,000

Michele Nakazawa	03/26/2019	361,250

Edward L. Williams	03/26/2019	467,500

Jefferson V. Wright	03/26/2019	361,250

Brendan D. Malloy	03/26/2019	280,500

1Represents the amount of the incentive bonus awards granted to the named executive officers under the Telos Corporation Senior Officer Incentive Program (the “Program”) for the 2019 performance period as more fully described in the Compensation Discussion & Analysis starting on page 18.  The Program for the 2019 performance period provides, assuming that the Compensation Committee determines that the performance factors have been achieved, for annual bonuses in an aggregate amount equal to 20% of net enterprise EBITDA achieved by the Company during 2019 payable to the eleven participants in the Program on a current basis shortly after the end of the performance period of the calendar year 2019.  Net enterprise EBITDA is defined as earnings before interest expense, income taxes, depreciation, amortization, and elimination of net income attributable to non-controlling interests, net of the bonuses accrued for the year under the Annual Bonus Plan. Under the Program, assuming that the Compensation Committee determines that the performance factors have been achieved, an additional amount equal to 67% of the annual and current award amount is contingent and deferred and will be accrued and payable in equal installments (without interest) on the last day of each of the six calendar quarters following the end of the performance period (the four calendar quarters of 2020 and the first two calendar quarters of 2021), unless the employment of such named executive officer is terminated for any reason (other than death or disability) prior to the next scheduled quarterly payment date of the deferred amounts, in which case that and any later scheduled deferred payments are forfeited.  The Company achieved net enterprise EBITDA of $10.2 million for 2019, and satisfied the remaining performance factors.  All payments under the Program are subject to the Company having sufficient cash and liquidity.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END STOCK AWARDS

The following table sets forth certain information regarding outstanding equity awards as of December 31, 2019 for the Company’s named executive officers:

Name	Number of Shares or Units of Stock That Have Not Vested[1]	Market Value of Shares or Units of Stock That Have Not Vested[1]

John B. Wood	235,000	$2,350

Michele Nakazawa	62,500	625

Edward L. Williams	80,000	800

Jefferson V. Wright	60,000	600

Brendan D. Malloy	50,000	500

1Represents shares of restricted stock granted on May 11, 2017 under the 2008, 2013 and/or 2016 Plan.  The shares vest in four equal installments. The first installment vested on the grant date, with each subsequent installment vesting on the first, second, and third anniversaries of the grant date. No public market exists for our Class A Common Stock. The value of our Class A Common Stock presented in the table was determined by the Compensation Committee in May 2017 based on available information that is material to the value of our Class A Common Stock, including a third party valuation report, the lack of a public market in our Class A Common Stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

STOCK VESTED

The following table sets forth certain information regarding the vesting of shares of restricted stock held by named executive officers during fiscal year 2019:

Name	Number of Shares Acquired on Vesting	Value Realized on Vesting[1]

John B. Wood	235,000	$2,350

Michele Nakazawa	62,500	625

Edward L. Williams	80,000	800

Jefferson V. Wright	60,000	600

Brendan D. Malloy	50,000	500

1No public market exists for our Class A Common Stock.  The value of our Class A Common Stock presented in the table was determined by the Compensation Committee in May 2017 based on available information that is material to the value of our Class A Common Stock, including a third party valuation report, the lack of a public market in our Class A Common Stock, the principal amount of our indebtedness, our obligations to the holders of our preferred stock, our actual and projected financial results, and fluctuations in the market value of comparable publicly traded companies in our industry.

Potential Payments Upon Termination or Change in Control

As disclosed above, the Company has entered into employment agreements with certain executive officers which provide for potential payments upon termination or change in control.  The table below summarizes the potential payouts to Messrs. John Wood, Williams, Wright, Malloy and Ms. Nakazawa for the termination events described above assuming such termination occurred on December 31, 2019, the last business day of the Company’s last completed fiscal year.

John B. Wood	Salary Continuation for 24 Months	Bonuses[1]		Accrued and Unused Vacation as of December 31, 2019	Benefits for 24 Months[2]	Cash Equivalent of Company Match to 401(k) for 24 Months	Total	Restricted Stock that Would Vest
Termination without cause	$1,200,000	$	----	$49,494	$86,875	$11,200	$1,347,569	235,000
Termination upon death or disability	1,200,000		703,324	49,494	86,875	11,200	2,050,893	235,000
Termination upon change in control	1,200,000		3,357,379	49,494	86,875	11,200	4,704,948	235,000
Termination for cause	----		----	49,494	-----	----	49,494	----
Voluntary termination	----		----	49,494	-----	----	49,494	----

	Salary Continuation for 18 Months	Bonuses[1]		Accrued and Unused Vacation as of December 31, 2019	Benefits for 18 Months[3]	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Restricted Stock That Would Vest
Michele Nakazawa

Termination without cause	$562,500	$	----	$36,058	$32,478	$8,400	$639,436	62,500
Termination upon death or disability	562,500		274,240	36,058	32,478	8,400	913,676	62,500
Termination upon change in control	562,500		1,097,500	36,058	32,478	8,400	1,736,936	62,500
Termination for cause	----		----	36,058	-----	----	36,058	----
Voluntary termination	----		----	36,058	-----	----	36,058	----

Edward L. Williams

Termination without cause	$577,500	$	----	$4,813	$50,724	$8,400	$641,437	80,000
Termination upon death or disability	577,500		349,904	4,813	50,724	8,400	991,341	80,000
Termination upon change in control	577,500		1,415,300	4,813	50,724	8,400	2,056,737	80,000
Termination for cause	----		----	4,813	-----	----	4,813	----
Voluntary termination	----		----	4,813	-----	----	4,813	----

Jefferson V. Wright

Termination without cause	$525,000	$	----	$33,654	$62,493	$8,400	$629,547	60,000
Termination upon death or disability	525,000		274,240	33,654	62,493	8,400	903,787	60,000
Termination upon change in control	525,000		1,097,500	33,654	62,493	8,400	1,727,047	60,000
Termination for cause	----		----	33,654	-----	----	33,654	----
Voluntary termination	----		----	33,654	-----	----	33,654	----

	Salary Continuation for 18 Months	Bonuses[1]		Accrued and Unused Vacation as of December 31, 2019	Benefits for 18 Months[3]	Cash Equivalent of Company Match to 401(k) for 18 Months	Total	Restricted Stock That Would Vest
Brendan D. Malloy

Termination without cause	$472,500	$	----	$20,318	$33,852	$8,400	$535,070	50,000
Termination upon death or disability	472,500		212,942	20,318	33,852	8,400	748,012	50,000
Termination upon change in control	472,500		381,242	20,318	33,852	8,400	916,312	50,000
Termination for cause	----		----	20,318	-----	----	20,318	----
Voluntary termination	----		----	20,318	-----	----	20,318	----
1For termination upon death or disability, the amounts shown represent unpaid deferred payments of the incentive bonuses awarded for the 2017 and 2018 performance periods under the Telos Corporation Senior Officer Incentive Program.   For termination upon a change of control, the amounts reflect the lump-sum compensation as described in the Executive Officer Employment Agreement (page 20).
2Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans; payment of premiums for continuation of Executive Life Policy, in which the executive is the holder of the policy.
3Cash equivalent of premium payments for continued coverage under the medical, dental, short and long-term disability, and life insurance and other similar plans.

2019 CEO Pay Ratio

In accordance with the final rule issued under section 953(b) of the Dodd-Frank Act, Company is required to disclose the ratio of the total annual compensation of its CEO to that of their median employee.  The new SEC rules require disclosure of (i) the median of the annual total compensation of all employees of the Company, except the CEO; (ii) the annual total compensation of the CEO; and (iii) the ratio of the amount total annual compensation paid to the CEO and the amount of the total annual compensation paid to the Company’s median employee.

The Company has elected to identify the median employee using our employee population as of December 31, 2019, which is within the last three months of our last completed fiscal year.  The ratio disclosed below was calculated using Mr. John Wood’s total annualized compensation for 2019.

Telos and its consolidated subsidiaries together have approximately 730 employees, with 90% in the U.S. and 10% in the Philippines.  To identify the employee with compensation at the median of all employees for our 2018 fiscal year, the Company used the “annual rate” as reflected in our accounting systems as of December 31, 2019, for all of its employees, including part-time, and temporary employees.  The annual rate for salaried employees reflects base salary paid on an annual basis, excluding the CEO.  For hourly employees, the annual rate is arrived using the hourly rate and total paid hours.  The Company did not make any cost-of-living adjustments despite the variety of labor markets in which our employees work, nor did it make adjustments to account for the variety of compensation arrangements used to pay employees in varying roles (e.g. the Company did not include overtime, commissions, bonuses or other types of non-fixed compensation).  Using this methodology, the Company identified the median employee as a full-time salaried employee located in the United States.  Once our median employee was identified, the Company calculated the median employee’s total compensation in accordance with the requirements of the Summary Compensation Table.  The median employee’s annual total compensation for the 2019 fiscal year was $79,147.  Annual total compensation includes base salary, leave cash-out, any applicable bonus payment, and Company contributions to the Company’s 401(k) plan on behalf of the employee.

As calculated using the methodology required for the Summary Compensation Table, the total annualized compensation of Mr. John Wood was $1,713,466 and the total annual compensation of the median employee was $79,147 which yields a ratio of 21.6 to 1.

Non-Competition, Confidentiality, and Non-Solicitation Provisions

Pursuant to their respective employment agreements, Mr. Williams, Ms. Nakazawa, Mr. Malloy and Mr. Wright are subject to non-competition, confidentiality, and non-solicitation provisions which are applicable to each executive during their respective employment terms and for a period of 18 months subsequent to the date of any termination.  Similarly, Mr. John Wood is subject to non-competition, confidentiality, and non-solicitation provisions during his employment term and for a period of 24 months subsequent to the date of any termination.

Compensation of Directors

Effective July 1, 2016, the Board of Directors adopted a structure for the annual compensation of the Board members which provides for the following annual compensation: $30,000 basic annual retainer plus the following annual fees for committee chairpersons and members:

Audit Committee:	Chairperson: $20,000	Member: $10,000
Compensation Committee:	Chairperson: $15,000	Member: $ 7,500
Government Security Committee:	Chairperson: $ 8,000	Member: $ 4,000
Proxy Board:	Chairperson: $ 3,000	Member: $ 1,500

The Nominating & Corporate Governance Committee and the Strategy Committee generally meet on an as-needed basis rather than on a regular interval.  Therefore, compensation for members of these committees is earned on a per meeting basis.  For these committees, the chairman will receive $2,500 per meeting and the committee members will receive $1,250 per meeting.

General Maluda, through his entity, JK Maluda LLC, and the Company entered into a consulting agreement under which General Maluda provides certain consulting services to the Company.  Under the agreement, General Maluda received $10,000 per month in compensation, for a total of $120,000 per year through December 31, 2012.  As of January 1, 2013, the compensation under the agreement was increased to $17,000 a month, for a total of $204,000 per year.  As of January 1, 2018, the consulting agreement was amended to increase compensation to $21,500 per month, for a total of $258,000 per year.  As of January 1, 2019, the consulting agreement was amended again to increase the compensation to $22,500 per month, for a total of $270,000 per year.  The agreement, as originally structured, contemplated that General Maluda would be used on a part-time basis to travel and facilitate meetings for the Company.  However, the Company has come to rely on General Maluda more extensively than expected and therefore was utilizing his services on a full-time basis.  His extensive business relationships were deemed to be valuable to the continued growth and success of the Company.

Mr. Alderman is paid through a compensation arrangement with Wynnefield.  For each full 30-day period of service as a Board member, Mr. Alderman receives $5,000.  In addition, Wynnefield reimburses Mr. Alderman for all necessary and reasonable travel and related expenses incurred in connection with Board meeting attendance or other required Board activities.

The following table summarizes the director compensation paid during the year ended December 31, 2019, other for than Mr. John Wood whose compensation is described elsewhere in this document:
DIRECTOR COMPENSATION FOR 2019

Name	Fees Earned or Paid in Cash		All Other Compensation			Total

William H. Alderman	$	----	$	----		$	-----
Bernard C. Bailey		55,000		5,000	[1]		60,000
David Borland		44,000		----			44,000
Bruce R. Harris		48,500		----			48,500
Charles S. Mahan, Jr.		45,500		----			45,500
John W. Maluda		32,500		270,000	[2]		302,500
Robert J. Marino		61,500		5,000	[1]		66,500
Andrew R. Siegel		----		----			----
		$287,000		$280,000			$567,000

1  Amount paid for representation on the board of Telos ID, paid in 2019.
2  Amount paid pursuant to a consulting agreement with the Company for 2019.

Security Ownership of Certain Beneficial Owners and Management

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 27, 2020	Percent of Class
Class A Common Stock	Toxford Corporation Place de Saint Gervais 1 1211 Geneva, Switzerland	15,801,802 shares (A)	35%
Class A Common Stock	Telos Corporation Shared Savings Plan 19886 Ashburn Road Ashburn, VA 20147	3,658,536 shares	8.1%
Class A Common Stock	John B. Wood	6,827,904 shares (B)	15.1%
Class A Common Stock	Edward L. Williams	2,193,005 shares (B)	4.9%
Class A Common Stock	Michele Nakazawa	1,723,901 shares (B)	3.8%
Class A Common Stock	Brendan D. Malloy	1,194,824 shares (B)	2.6%
Class A Common Stock	Jefferson V. Wright	1,250,294 shares (B)	2.8%
Class A Common Stock	Robert J. Marino	591,400 shares	1.3%
Class A Common Stock	Bernard C. Bailey	100,000 shares	0.2%
Class A Common Stock	David Borland	120,000 shares	0.3%
Class A Common Stock	Bruce R. Harris	100,000 shares	0.2%
Class A Common Stock	Charles S. Mahan, Jr.	100,000 shares	0.2%
Class A Common Stock	John W. Maluda	80,000 shares	0.2%
Class A Common Stock	All officers and directors as a group (17 persons)	17,212,130 shares (C)	38.1%
Class B Common Stock	ICG Enterprise Trust PLC Juxon House, 100 St. Paul’s Churchyard London EC4M 8BU England	1,681,960 shares (D)	41.7%
Class B Common Stock	ICG Enterprise Trust LP Juxon House, 100 St. Paul’s Churchyard London EC4M 8BU England	420,490 shares (D)	10.4%
Class B Common Stock	North Atlantic Smaller Companies Investment Trust PLC c/o North Atlantic Value LLP Ground Floor, Ryder Court, 14 Ryder Street London SW1Y 6QB England	1,186,720 shares	29.4%
Class B Common Stock	John B. Wood	194,888 shares	4.8%
Class B Common Stock	Michele Nakazawa	125,000 shares	3.1%
Class B Common Stock	Brendan D. Malloy	100,000 shares	2.5%
Class B Common Stock	Edward L. Williams	100,000 shares	2.5%
Class B Common Stock	All officers and directors as a group (5 persons)	569,888 shares	14.1%

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership as of March 27, 2020	Percent of Class
12% Cumulative Exchangeable Redeemable Preferred Stock	William H. Alderman	10,000 shares	0.3%
12% Cumulative Exchangeable Redeemable Preferred Stock	Andrew R. Siegel	14,476 shares	0.5%
12% Cumulative Exchangeable Redeemable Preferred Stock	Wynnefield Partners Small Cap Value, L.P. Wynnefield Partners Small Cap Value, L.P. I Wynnefield Capital, Inc. Profit Sharing Plan Wynnefield Small Cap Value Offshore Fund, Ltd. Wynnefield Capital Management, LLC Wynnefield Capital, Inc. Nelson Obus Joshua Landes 450 Seventh Avenue, Suite 509 New York, NY 10123	554,765 shares (E)	17.4%
12% Cumulative Exchangeable Redeemable Preferred Stock	Minerva Advisors, LLC David P. Cohen 50 Monument Road, Suite 201 Bala Cynwyd, PA 19004	287,042 shares (F)	9.0%
12% Cumulative Exchangeable Redeemable Preferred Stock	Victor Morgenstern Faye Morgenstern Judd Morgenstern Morningstar Trust - Faye Morgenstern Trustee 106 Vine Avenue Highland Park, IL 60035	182,000 shares (G)	5.7%
12% Cumulative Exchangeable Redeemable Preferred Stock	Steven Tannenbaum Greenwood Entities 15 North Pasture Lane Nantucket, MA 02554	506,890 shares (H)	15.9%
12% Cumulative Exchangeable Redeemable Preferred Stock	Emancipation Management LLC Circle N Advisors, LLC Ms. Charles Frumberg 825 Third Avenue New York, NY 10022	778,653 shares (I)	24.4%

(A)
Includes 15,328,480 shares held directly by Toxford Corporation and 473,322 shares held directly by Mr. John R.C. Porter, Chalet Ty Fano, 2 Chemin d’Amon, 1936 Verbier, Switzerland. Mr. Porter is the sole stockholder of Toxford Corporation.

(B)
Includes 232,792, 21,823, 73,005, 10,294, and 158,901 shares of the Class A Common Stock held for the benefit of Messrs. John Wood, Malloy, Williams, and Wright and Ms. Nakazawa, respectively, by the Telos Corporation Shared Savings Plan.

(C)	Includes 702,466 shares of the Class A Common Stock held for the benefit of the executive officers by the Telos Corporation Shared Savings Plan.
(D)	Formerly Graphite Enterprise Trust PLC and Graphite Enterprise Trust LP; name and address change as of February 2016.
(E)
Wynnefield Partners Small Cap Value, L.P., (“WPSCV”), Wynnefield Partners Small Cap Value L.P. I (“WPSCVI”), Wynnefield Capital, Inc. Profit Sharing Plan (“WCPSP”), Wynnefield Small Cap Value Offshore Fund, Ltd. (“WSCVOF”), Wynnefield Capital Management, LLC (“WCM”), Wynnefield Capital, Inc. (“WCI”), Mr. Nelson Obus and Mr. Joshua H. Landes filed a joint Schedule 13D/A (Amendment No. 19) on March 28, 2018 that Messrs. Obus and Landes each have shared voting and dispositive power with respect to 554,765 shares.  Messrs. Obus and Landes are the co-managing members of WCM and both are also executive officers of WCI.  Each shares with the other the voting and dispositive power with regards to the shares beneficially owned by WCM and WCI.  WCM is the general partner of WPSCV and WPSCVI and holds indirect beneficial interest in 427,216 shares which are directly beneficially owned by WPSCV and WPSCVI.  WPSCV has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 165,760 shares.  WPSCVI has the sole voting and dispositive power with respect to 261,456 shares.  WCI is the sole investment manager of WSCVOF and has the sole power to direct the voting and disposition of the 112,549 shares which WSCVOF beneficially owns and has the sole voting and dispositive power with respect to those shares.  WCI, as the sole investment manager of WCPSP, also holds indirect beneficial interest in 15,000 shares which are directly beneficially owned by WCPSP.  WCI has the sole power to vote or direct the vote and the sole power to dispose or direct the disposition of 127,549 shares.

(F)
Minerva Advisors, LLC (“MA”), Minerva Group, LP (“MG”), Minerva GP, LP (“MGP”), Minerva GP, Inc. (“MI”), and Mr. David Cohen filed a joint Schedule 13G/A (Amendment No. 5) on February 11, 2020, indicating that MA and Mr. Cohen each has shared voting and dispositive power with respect to 126,266 shares; MA, MG, MGP, MI each has the sole voting and dispositive power with respect to 153,343 shares; Mr. Cohen has sole voting and dispositive power with respect to 160,776 shares.  Mr. Cohen is the beneficial owner of 7,433 shares individually and is also deemed a beneficial owner of 126,266 shares in aggregate beneficially owned by MA.

(G)
Victor Morgenstern (“VM”), Faye Morgenstern (“FM”), Judd Morgenstern (“JM”), Jennifer Morgenstern Irrevocable Trust (“Jennifer Trust”), Robyn Morgenstern Irrevocable Trust (“Robyn Trust”), and Judd Morgenstern Irrevocable Trust (“Judd Trust”), filed a joint Schedule 13D/A (Amendment No. 1) on March 10, 2009, indicating that VM has the sole power to vote and dispose of 50,000 shares, and shared power to dispose of 132,000 shares; FM has the sole power to vote 17,000 shares and shared power to dispose 92,000 shares; JM has the sole power to vote 40,000 shares and shared power to dispose 115,000 shares; Jennifer Trust has the sole voting and dispositive power with respect to 25,000 shares; Robyn Trust has the sole voting and dispositive power with respect to 25,000 shares; Judd Trust has the sole voting and dispositive power with respect to 25,000 shares.

(H)
According to the Schedule 13G filed on July 10, 2018 by Mr. Steven Tannenbaum, Mr. Tannenbaum is deemed the beneficial owner of 506,890 shares of Public Preferred Stock as of March 22, 2018.  Mr. Tannenbaum is the President of Greenwood Investments, Inc. (the “General Partner”), which is the sole general partner of Greenwood Capital Limited Partnership (“Capital”) and Shawkemo Hills LP (“Shawkemo”).  Mr. Tannenbaum is the manager and sole member of ST Partners LLC (together with Capital and Shawkemo, the “Greenwood Entities”).  Effective upon the death of Mr. Seth W. Hamot, the sole member and manager of Roark, Rearden & Hamot, LLC, which is the general partner of Cost Brava Partnership III L.P. (“Costa Brava”), Mr. Tannenbaum became the liquidator of Costa Brava.  The Greenwood Entities are the direct beneficial owners of 101,718 shares and Costa Brava is the direct beneficial owner of 405,172 shares.  Each of the Greenwood Entities has the power to vote and dispose of the Public Preferred Stock directly beneficially owned by such entity.  The General Partner, as the sole general partner of Capital and Shawkemo, has the authority to vote and dispose of all of the Public Preferred Stock owned by such entities.  Mr. Tannenbaum, by virtue of his position as president of the General Partner and as manager and sole member of ST Partners, has the authority to vote and dispose of all of the Public Preferred Stock owned by the Greenwood Entities.  Costa Brava has the power to vote and dispose of the Public Preferred Stock directly beneficially owned by it.  Mr. Tannenbaum, by virtue of his position as liquidator of Costa Brava, has the authority to vote and dispose of all of the Public Preferred Stock owned by Costa Brava.

(I)
According to Schedule 13G/A (Amendment No. 4) filed on February 6, 2020 by Emancipation Management LLC (“Emancipation Management”), Circle N Advisors, LLC (“Circle N”), and Mr. Charles Frumberg, the three filers have shared dispositive power with respect to the 778,653 shares.  Emancipation Management owns Circle N, and Mr. Frumberg is the managing member of Emancipation Management and the Chief Executive Officer of Circle N.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee selected BDO USA, LLP (“BDO”) to serve as the Company’s independent registered public accounting firm for the 2020 fiscal year.  BDO is expected to attend the Annual Meeting and will be given an opportunity to make a statement and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

Aggregate fees for professional services billed to us by BDO USA, LLP for the years ended December 31, 2019 and 2018 are summarized as follows:

	2019	2018
BDO USA, LLP:
Audit fees	$555,000	$529,000
Audit-related fees	----	4,500
Tax fees[1]	124,000	103,000
All other fees	----	----
Total	$679,000	$636,500

1Represent fees related to the review of federal and state income tax returns and other tax-related services

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all services, including audit and non-audit services, provided by the Company’s independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm typically provides an engagement letter to the Audit Committee outlining the scope of the services and related fees. Approval by the Audit Committee may be made at its regularly scheduled meetings or otherwise, including by telephonic or other electronic communications.

The Board of Directors of Telos recommends that the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year be ratified by the holders of the Common Stock.

Advisory Vote on Executive Compensation

In accordance with the results of the vote from the 2011 Annual Meeting of Stockholders, the Company is providing the holders of the Common Stock a vote to approve, on an advisory (non-binding) basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the Compensation Table, and related narrative disclosure, beginning on page 18 as required under the rules and regulations of the SEC.

At the Company’s annual meeting of stockholders held on May 11, 2017, the frequency of three years of the vote on executive compensation received the highest number of votes cast by the holders of the Company’s Class A and Class B Common Stock present in person or represented by proxy at the annual meeting.  In light of such vote, the Company decided to conduct a say-on-pay vote in its proxy materials for future annual meetings every three years.  The next vote to determine the frequency of the advisory vote on executive compensation will take place at the Annual Meeting.

The Board of Directors is asking the holders of the Company’s Common Stock to indicate their support for the compensation of the Company’s named executive officers as described.  This proposal, commonly known as a say-on-pay proposal, gives the holders of the Common Stock the opportunity to express their views on the compensation of the Company’s named executive officers.  This vote is not intended to address any specific term of compensation but rather the overall compensation of the Company’s named executive officers and the related philosophy, policies and practices as described.  Accordingly, the Board of Directors is asking the holders of the Common Stock to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the holders of the Company’s Class A and Class B Common Stock approve, on an advisory basis, the compensation of the named executive officers as disclosed in the company’s Annual Proxy Statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Board of Directors, or the Compensation Committee.  Our Board of Directors and our Compensation Committee value the opinions of the Company’s stockholders, will consider the results of the vote on this advisory resolution, and will evaluate whether any actions are warranted to address those results.

The Board of Directors of Telos recommends the approval of the resolution set forth above approving the compensation of the Company’s named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2019, with respect to shares of Common Stock that may be issued under certain equity compensation plans.

Plan Category	Number of securities remaining available for future issuance under plans
Equity compensation Plans not approved by security holders:
2016 Plan	1,047,742

Stockholder Proposals for the 2021 Annual Meeting

  Stockholders who wish to have proposals for the Company’s 2021 annual meeting of stockholders included in the proxy materials for such meeting must submit these proposals to the Company on or prior to December 11, 2020.  All other proposals (including director nominations) must be submitted in accordance with the process set forth in the Company’s Bylaws, which provide that, in order for business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver written notice to the Company’s secretary at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Other Matters

Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above.  If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.